UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

GENTIVA HEALTH SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Gentiva Health Services, Inc. to be held on Wednesday, May 7, 2014, at 8:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339.

Details about the meeting, nominees for the Board of Directors and other matters to be acted upon are presented in the Notice of Annual Meeting of Shareholders and the proxy statement that follow.

Your vote is important. You may vote and submit your proxy via the Internet, by telephone or by signing, dating and returning a proxy card. This will assure that your shares will be represented and voted at the Annual Meeting even if you do not attend.

Thank you for your continued support, and we look forward to greeting you personally at the meeting if you are able to be present.

Sincerely,	Sincerely,

Rodney D. Windley	Tony Strange
Executive Chairman	Chief Executive Officer and President

GENTIVA HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2014

The 2014 Annual Meeting of Shareholders of Gentiva Health Services, Inc., a Delaware corporation, will be held on Wednesday, May 7, 2014, at 8:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the following purposes:

(1)	To elect nine directors, each to serve until the 2015 Annual Meeting of Shareholders;

(2)	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To consider and conduct a non-binding advisory vote regarding the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the toll-free number or over the Internet. If you received a copy of the proxy by mail, you may sign, date and return the proxy in the envelope provided. Only shareholders of record at the close of business on March 10, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,

John N. Camperlengo
Senior Vice President, General Counsel and Secretary

Dated: March 25, 2014

Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. PLEASE VOTE VIA THE INTERNET, BY TELEPHONE OR BY COMPLETING AND RETURNING THE PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY. IF YOU DO ATTEND AND DECIDE TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY.

PROXY STATEMENT

GENERAL INFORMATION

Introduction

We are providing this proxy statement to the shareholders of Gentiva Health Services, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2014 Annual Meeting of Shareholders and at any adjournments of that meeting. The 2014 Annual Meeting of Shareholders of Gentiva Health Services, Inc. will be held on Wednesday, May 7, 2014, at 8:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

In accordance with the rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing such materials to our shareholders on the Internet. If you have received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about March 25, 2014. The proxy statement and the accompanying proxy are first being made available to shareholders on or about March 25, 2014. Only shareholders of record at the close of business on March 10, 2014 are entitled to vote at the Annual Meeting.

When used in this proxy statement, the terms “we,” “us,” “our” and “Gentiva” refer to Gentiva Health Services, Inc.

The securities that can be voted at the Annual Meeting consist of our common stock, $.10 par value per share. At the close of business on March 10, 2014, the record date for determining shareholders entitled to vote at the Annual Meeting, 36,766,018 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Voting Procedures

You may vote on the Internet or by telephone or, if you received a copy of the proxy by mail, by completing, signing, dating and returning the proxy promptly in the envelope provided. Any executed proxies received with no instructions, whether the proxies come from shareholders who are “shareholders of record” (meaning the shares are registered directly in their name) or shareholders who are “beneficial owners” (meaning the shares are held in a stock brokerage account or by a bank or other nominee), will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR all of the nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and FOR the compensation of our named executive officers as described in this proxy statement.

Revocability of Proxies

A shareholder of record who grants a proxy may revoke it at any time before it is voted by giving notice in writing to our Secretary, by subsequently voting on the Internet or by telephone, by granting a subsequent proxy, or by appearing in person and voting at the meeting. Any shareholder attending the meeting and entitled to vote may vote in person whether or not the shareholder has previously submitted a proxy. Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the meeting only in accordance with applicable rules and procedures of the exchanges as followed by the beneficial owner’s brokerage firm.

Quorum; Broker Non-Votes; Abstentions

Quorum: A majority of all the shares of common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Proxies marked as abstentions or withhold authority and “broker non-votes” (as explained below) are counted in determining whether a quorum is present.

Broker Non-Vote: Under applicable regulations, if a broker holds shares on your behalf and you do not instruct your broker how to vote those shares on a matter considered “routine,” the broker may generally vote your shares for you. A “broker non-vote” occurs when a broker has not received voting instructions from you on a “non-routine” matter, in which case the broker does not have authority to vote your shares with respect to such matter. We believe that Proposals 1 and 3 are “non-routine” matters and as such the broker is not authorized to vote your shares on such proposals absent instructions from you. A “broker non-vote” will not be considered a vote “for” or a vote “against” a proposal and will have no effect on the outcome of the vote.

Abstentions: An abstention with respect to any of the proposals in this proxy statement is neither a vote cast “for” the proposal nor a vote cast “against” the proposal and, therefore, will have no effect on the outcome of the vote.

Inspector of Election: Broadridge Financial Solutions, Inc. will count the votes and provide an Inspector of Election at the meeting.

Additional Matters

Our principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. Gentiva was incorporated in Delaware in August 1999.

We are making available to you a copy of our 2013 Annual Report to Shareholders, including a copy of our Form 10-K for the fiscal year ended December 31, 2013, with the Notice of Annual Meeting of Shareholders and proxy statement on the website www.proxyvote.com. The Annual Report and Form 10-K are not deemed part of the soliciting material for the proxy.

If you would like directions to attend the Annual Meeting and vote in person, please call us at (770) 951-6450.

PROPOSAL 1

ELECTION OF DIRECTORS

All our directors stand for election on an annual basis and serve a one-year term upon election. In addition, any director elected by the Board of Directors to fill a newly created directorship or to fill a vacancy on the Board of Directors will hold office for a term ending at the next annual meeting of shareholders after the director’s election or until such director’s successor shall have been duly elected and qualified.

Our Board of Directors currently consists of nine members, Robert S. Forman, Jr., Victor F. Ganzi, R. Steven Hicks, Philip R. Lochner, Jr., Stuart Olsten, Sheldon M. Retchin, Tony Strange, Raymond S. Troubh and Rodney D. Windley, all of whom are standing for re-election at this year’s Annual Meeting. Each of the members who is standing for re-election has consented to serve another term as a director if re-elected. The Corporate Governance and Nominating Committee of the Board of Directors recommended the slate of nine nominees to the Board of Directors for its approval. The Board of Directors has recommended the slate of nine nominees to the shareholders for approval at the Annual Meeting.

Except in the event of a contested election, each director to be elected by shareholders shall be elected by the vote of the majority of the votes cast at a meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Votes cast exclude abstentions and any “broker non-votes” with respect to that director’s election. In the event of a contested election, directors shall be elected by the vote of a plurality of the votes cast at a meeting for the election of directors at which a quorum is present. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the proxies may be voted for a substitute nominee or nominees.

In addition, our Corporate Governance Guidelines include a resignation policy, which provides, among other things, that if a nominee for our Board of Directors does not receive a majority of the votes cast:

•	such nominee must tender his or her resignation within ten business days;

•	the Corporate Governance and Nominating Committee of the Board of Directors must recommend to our Board of Directors whether such resignation should be accepted or rejected; and

•	our Board of Directors must take final action no later than 90 days after the shareholder vote.

The Board of Directors recommends that you vote FOR the election of Robert S. Forman, Jr., Victor F. Ganzi, R. Steven Hicks, Philip R. Lochner, Jr., Stuart Olsten, Sheldon M. Retchin, Tony Strange, Raymond S. Troubh and Rodney D. Windley.

Information as to Nominees for Director

The following information, as reported to us, is shown below for each nominee for director: name, age and principal occupation; period during which the nominee has served as a director; position, if any, with us; certain business experience; other directorships held; and any committees of our Board of Directors on which the nominee serves. We also include the specific attributes and experience of a nominee on which our Board of Directors focused in nominating that individual for election as director.

Robert S. Forman, Jr.

Mr. Forman has served as a director of Gentiva and a member of the Audit Committee of the Board of Directors since September 2009, serving as chairman of that committee since May 2011, and has served as a member of the Corporate Governance and Nominating Committee of the Board of Directors since May 2012. Mr. Forman was the founder, president and chief executive officer of IMI Systems, Inc., an international computer consulting firm specializing in the design and implementation of service order and billing systems in the telecommunications industry. In 1995, Olsten Corporation acquired IMI Systems, Inc., and Mr. Forman was an executive vice president of Olsten Corporation until 1997. Since leaving Olsten, Mr. Forman served on the boards of several private information technology consulting companies. He currently serves on the Advisory Board of Rensselaer Polytechnic Institute’s IT School. Mr. Forman is 74 years old. In nominating Mr. Forman for re-election as a director, our Board of Directors focused on his past experience as a founder and chief executive officer of IMI Systems, Inc., and his rich and extensive background in technology as important attributes and experience for his continuing to serve as one of our directors.

Victor F. Ganzi

Mr. Ganzi has served as a director of Gentiva since November 1999 and as Lead Director of the Board of Directors since May 2009. He has served as a member of the Audit Committee of the Board of Directors since November 1999, serving as chairman of that committee from November 1999 to May 2009, and has served as chairman of the Compensation Committee of the Board of Directors since May 2012, having previously served as chairman and a member of a predecessor committee of that committee since May 2009. He served as a director of Olsten Corporation from 1998 until 2000. He was president and chief executive officer of The Hearst Corporation, a private diversified communications company with interests in magazine, newspaper and business publishing, television and radio stations and cable programming networks, from 2002 to 2008. He is a director, chairman of the audit committee and member of the nominating and governance committee of Towers Watson & Co. and was a director of Wyeth from 2005 to 2009. Mr. Ganzi is 67 years old. In nominating Mr. Ganzi for re-election as a director, our Board of Directors focused on his past experience as chief executive officer, chief financial officer and chief legal officer of The Hearst Corporation and the knowledge of Gentiva that he has gained and shared from serving as a director and member of our Audit Committee since 1999 as important attributes and experience for his continuing to serve as one of our directors.

R. Steven Hicks

Mr. Hicks has served as a director of Gentiva since October 2013, when he was elected to the Board of Directors and appointed vice chairman of the Board of Directors in connection with our acquisition of Harden Healthcare Holdings, Inc. and in accordance with a Stockholders’ Agreement that Gentiva entered into with certain former stockholders of Harden Healthcare Holdings, including Mr. Hicks. Since 2000, Mr. Hicks has served as executive chairman of Capstar Partners, LLC, a private investment firm, which has invested in a broad range of industries including media and broadcasting, healthcare services, e-commerce, financial services and real estate. Prior to founding Capstar Partners, Mr. Hicks was active in the radio industry for many years and was the founder and chief executive officer of Capstar Broadcasting Corp., a leading consolidator of middle market radio stations across the United States. Mr. Hicks has served as a Regent on The University of Texas System Board of Regents since 2009 and currently serves as the board’s vice chairman. Mr. Hicks was appointed to serve on the Board of Directors of The University of Texas Investment Management Co. (UTIMCO) in 2011 and was reappointed in September 2013. Mr. Hicks was a director of HealthTronics, Inc. from 2004 to 2010. Mr. Hicks is 64 years old. In accordance with the Stockholders’ Agreement, our Board of Directors has nominated Mr. Hicks for re-election as a director. Our Board of Directors has also recognized Mr. Hicks’ acumen and experience in financial, business development and healthcare matters and his entrepreneurial achievements as important attributes for his service as a director.

Philip R. Lochner, Jr.

Mr. Lochner has served as a director of Gentiva since September 2009, as chairman and a member of the Corporate Governance and Nominating Committee of the Board of Directors since May 2012, having previously served as a member of a predecessor committee of that committee since September 2009, and as a member of the Clinical Quality Committee of the Board of Directors since May 2010. Mr. Lochner currently is a director and member of the audit committee and the director affairs/corporate governance committee of CLARCOR Inc., the presiding director and member of the audit committee and the executive committee and chairman of the governance and public responsibility committee of CMS Energy Corporation, and a director and member of the audit committee and the nominating and governance committee of Crane Co. During the past five years, at various times, Mr. Lochner was a director of Apria Healthcare Group Inc., GTECH Holdings Corporation, Monster Worldwide, Inc. and Solutia Inc. From 1991 until 1998, Mr. Lochner was senior vice president and chief administrative officer of Time Warner Inc. Prior to that, from 1990 to 1991, he served as a Commissioner of the Securities and Exchange Commission. He has also previously served as a member of the board of governors of the National Association of Securities Dealers and of the American Stock Exchange. Mr. Lochner is 71 years old. In nominating Mr. Lochner for re-election as a director, our Board of Directors focused on his expertise in the areas of mergers and acquisitions, corporate governance and compensation, his prior service as a Commissioner of the Securities and Exchange Commission and his varied service on the board of directors and board committees of several public companies as important attributes and experience for his continuing to serve as one of our directors.

Stuart Olsten

Mr. Olsten has served as a director of Gentiva since November 1999, as a member of the Audit Committee of the Board of Directors since May 2008 and as a member of the Compensation Committee of the Board of Directors since May 2012, having previously served as a member of a predecessor committee of that committee since May 2009. He served as a director of Olsten Corporation from 1986 until 2000. From 1990 to 2000, at various times, he served as Olsten Corporation’s chairman of the board of directors, vice chairman and president. From 2001 to 2007, Mr. Olsten was the chairman of the operating board of MaggieMoo’s International, LLC and was its president and chief executive officer in 2003. Mr. Olsten serves on the board of private online employment service company IvyExec, Inc. as well as on the board of HarQen, Inc., a voice asset management company, where he also serves as chairman of the compensation committee. He is on the Advisory Board of the Syracuse University School of Management. Mr. Olsten is 61 years old. In nominating Mr. Olsten for re-election as a director, our Board of Directors focused on his extensive background in employment services and the knowledge of Gentiva that he has gained and shared from serving as a director since 1999 as important attributes and experience for his continuing to serve as one of our directors.

Sheldon M. Retchin, M.D., M.S.P.H.

Dr. Retchin has served as a director of Gentiva and a member of the Clinical Quality Committee of the Board of Directors since September 2009 and as a member of the Corporate Governance and Nominating Committee of the Board of Directors since May 2012. Since 2003, Dr. Retchin has served as the chief executive officer of the Virginia Commonwealth University Health System in Richmond, Virginia, and as senior vice president for health sciences at Virginia Commonwealth University. The Virginia Commonwealth University Health System is a large academic health center in Central Virginia and delivers primary and tertiary health care to the mid-Atlantic region. Dr. Retchin is a professor in the departments of internal medicine, gerontology and health administration and is a national expert in health policy and health care delivery, with special expertise on the costs, quality and alternative financing strategies for the Medicare program. He has over 90 publications on the costs and quality of care and has had appointments on numerous national panels regarding health care and the health professional workforce. Dr. Retchin is 63 years old. In nominating Dr. Retchin for re-election as a director, our Board of Directors focused on his clinical and executive leadership in the health care field and his recognized expertise in health policy and health care delivery, especially regarding the Medicare program, as important attributes and experience for his continuing to serve as one of our directors.

Tony Strange

Mr. Strange has served as a director of Gentiva and our chief executive officer since January 2009, and as our president since November 2007. He served as our chairman of the Board of Directors from May 2011 to February 2013. He served as chief operating officer of Gentiva from November 2007 to May 2009 and as executive vice president of Gentiva and president of our home health division from February 2006 to November 2007. From 2001 to 2006, Mr. Strange served as president and chief operating officer of The Healthfield Group, Inc. Mr. Strange joined Healthfield in 1990 and served in other capacities, including regional manager, vice president of development and chief operating officer, until being named president in 2001. He has served as a director of the National Association for Home Care & Hospice and currently serves as chairman of the Board of the Partnership for Quality Home Healthcare. Mr. Strange is 51 years old. In nominating Mr. Strange for re-election as a director, our Board of Directors focused on his leadership and execution as our chief executive officer in growing Gentiva, his driving and integrating significant acquisitions by Gentiva and his setting and communicating the proper cultural and behavioral tone as important attributes and experience for his continuing to serve as one of our directors.

Raymond S. Troubh

Mr. Troubh has served as a director of Gentiva since November 1999, as a member of the Audit Committee of the Board of Directors since May 2000, serving as chairman of that committee from May 2009 to May 2011, and as a member of the Compensation Committee of the Board of Directors since May 2012, having previously served as a member of its predecessor committees since November 1999. He served as a director of Olsten Corporation from 1993 until 2000. He has been a financial consultant for more than five years. He is a director and member of the compensation committee and the audit committee of Diamond Offshore Drilling Inc., a director and member of the compensation committee of General American Investors Company, and a director and member of the audit committee and the nominating and corporate governance committee of The Wendy’s Company. Mr. Troubh is 87 years old. In nominating Mr. Troubh for re-election as a director, our Board of Directors focused on his seasoned experience from having served on the board of directors and board committees of varied public companies, his vision and expertise in matters of corporate governance, his former selection as Director of the Year by the National Association of Corporate Directors and the knowledge of Gentiva that he has gained and shared as a director and member of our Audit Committee and Compensation Committee (and its predecessor committees) since 1999 as important attributes and experience for his continuing to serve as one of our directors.

Rodney D. Windley

Mr. Windley has served as our executive chairman of the Board of Directors since February 2013. He has served as a director of Gentiva since February 2006, when he was elected to the Board of Directors and appointed vice chairman of the Board of Directors in connection with the completion of our acquisition of The Healthfield Group, Inc. He has served as a member of the Clinical Quality Committee of the Board of Directors since May 2008, serving as chairman since May 2009. Mr. Windley, Healthfield’s founder, had served as its chairman and chief executive officer since its inception in 1986 until the completion of the acquisition. Mr. Windley is the chairman of Prom Queen, LLC, a private real estate holding and restaurant development company, chairman of RDW Ventures, LLC, a private equity firm, and chairman of Gulf Coast Hatteras, Inc., a private yacht and sport fishing dealership. Mr. Windley is president of the Georgia Association for Home Care and is also chair emeritus of Fragile Kids Foundation, Inc., having started the charity in 1992. Mr. Windley is 66 years old. In nominating Mr. Windley for re-election as a director, our Board of Directors focused on his past experience as founder and chief executive officer of Healthfield, his financial and entrepreneurial background, his vision and drive for the growth and success of Gentiva and his expansive knowledge of the health care industry as important attributes and experience for his continuing to serve as one of our directors.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, Inc. (“NASDAQ”), we ensure that at least a majority of our Board of Directors is independent under the NASDAQ definition of independence, and that the members of the Board of Directors as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee and the Board of Directors have determined that Robert S. Forman, Jr., Victor F. Ganzi, Philip R. Lochner, Jr., Stuart Olsten,

Sheldon M. Retchin and Raymond S. Troubh do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NASDAQ listing standards. In addition, we define “independent director” in the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, all of which may be found on our website at www.gentiva.com under the “Investors” section.

The independent directors generally meet in executive session on the dates when regularly scheduled Board of Directors meetings are held. Mr. Ganzi, as Lead Director, presides over the executive sessions of the independent directors.

Meetings of the Board of Directors and its Committees

During the past fiscal year, the Board of Directors held eight meetings. The Board of Directors has four standing committees: an Audit Committee; a Clinical Quality Committee; a Compensation Committee; and a Corporate Governance and Nominating Committee. Except for Mr. Windley’s service as chairman and a member of the Clinical Quality Committee, each member of each committee is “independent.”

During 2013, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board of Directors and all committees on which the director served during the period that the director served, except R. Steven Hicks, who was only a director for one meeting during 2013. All the members of our Board of Directors, who were members at such time, attended the 2013 Annual Meeting of Shareholders, except for one director. It is our policy to encourage the members of our Board of Directors to attend annual meetings of shareholders.

Audit Committee

The principal functions and responsibilities of the Audit Committee include:

•	overseeing our internal control structure, financial reporting and legal and compliance programs;

•	discussing guidelines and policies with respect to our financial risk assessment and risk management policies with management;

•	reviewing and selecting the independent registered public accounting firm to audit our consolidated financial statements;

•	receiving and acting on reports and comments from our independent registered public accounting firm and approving the firm’s fees;

•	reviewing critical accounting principles and estimates employed in our financial reporting;

•

reviewing our annual audited consolidated financial statements and unaudited quarterly financial statements with management and our independent registered public accounting firm and recommending inclusion of the audited financial statements in our annual report on Form 10-K and the unaudited financial statements in our quarterly reports on Form 10-Q;

•	maintaining direct lines of communication with the Board of Directors and our management, internal auditing staff and independent registered public accounting firm; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Forman serves as the chairman, and Messrs. Ganzi, Olsten and Troubh serve as members, of the Audit Committee. The committee met six times in 2013. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website at www.gentiva.com under the “Investors” section. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Exchange Act Rule 10A-3 and applicable NASDAQ listing standards. The Board of Directors has determined that each member of the committee is “independent” under the heightened independence standards required for members of the Audit Committee by NASDAQ listing standards, the rules of the Securities and Exchange Commission and the committee charter. The Board of Directors has also determined that Victor F. Ganzi is an “audit committee financial expert,” as that term is defined by rules and regulations of the Securities and Exchange Commission.

Clinical Quality Committee

The principal functions and responsibilities of the Clinical Quality Committee include:

•	providing oversight of our clinical leadership in the development of leading edge clinical strategies and practices;

•	monitoring our performance against established internal and external benchmarking regarding clinical performance and outcomes;

•	facilitating the development of industry best practices based on internal and external data comparisons;

•	fostering enhanced awareness of our clinical performance by the Board of Directors and external sources;

•	establishing a long term, strategic clinical vision for Gentiva; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Windley serves as the chairman, and Mr. Lochner and Dr. Retchin serve as members, of the Clinical Quality Committee. The committee met three times in 2013. The Board of Directors has adopted a written charter for the Clinical Quality Committee, which is posted on our website at www.gentiva.com under the “Investors” section.

Compensation Committee

The principal functions and responsibilities of the Compensation Committee include:

•

overseeing and administering our executive compensation policies, plans and practices and establishing and adjusting from time to time compensation for our Chief Executive Officer and our other executive officers;

•

administering and authorizing the issuance of stock options, stock awards and other awards under our 2004 Equity Incentive Plan (amended and restated as of March 16, 2011), as amended by Amendments No. 1 and 2 thereto, and awards under our Executive Officers Bonus Plan;

•	overseeing succession planning for our Chief Executive Officer and other key executives;

•	advising the Board of Directors on trends in compensation programs for directors, with a view towards aligning such compensation with shareholder interests; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Ganzi serves as the chairman, and Messrs. Olsten and Troubh serve as members, of the Compensation Committee. The committee met five times in 2013. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.gentiva.com under the “Investors” section. The Compensation Committee has been established in accordance with Exchange Act Rule 10C-1 and applicable NASDAQ listing standards. The Board of Directors has determined that each member of the committee is “independent” under the heightened independence standards required for members of the Compensation Committee by NASDAQ listing standards, the rules of the Securities and Exchange Commission and the committee charter, is a “non-employee director” as defined in the committee charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

Compensation Committee Process

In addition to the functions and responsibilities discussed above, the Compensation Committee is responsible for establishing goals and objectives relevant to executive compensation, evaluating our executive officers’ performance and proposing guidelines regarding director compensation matters. The committee makes recommendations to our Board of Directors regarding our incentive compensation and equity compensation plans and approves awards under our equity compensation plans. The committee also oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The committee may delegate its plan administrative duties and has delegated certain authority to administer Gentiva’s Employee Stock Purchase Plan to our Benefits Plan Administrative Committee, which is appointed by the Board of Directors.

The Compensation Committee has the sole authority, without action of our Board of Directors, to retain and terminate compensation consultants, independent legal counsel and other advisors, and considers the factors laid out in Exchange Act Rule 10C-1 and NASDAQ listing standards before selecting, or receiving services from, a compensation consultant, independent legal counsel or other advisor. The committee has engaged a compensation consultant to provide information and recommendations regarding executive officer compensation as discussed in more detail in the Compensation Discussion and Analysis below.

The Compensation Committee generally receives proposals and information from its compensation consultant and from our Chief Executive Officer for its consideration regarding executive compensation. Our Chief Executive Officer works closely with the committee to maintain an open dialogue regarding our goals, progress towards achievement of those goals and expectations for future performance, and makes recommendations regarding the compensation of our executive officers other than himself. However, our Chief Executive Officer may not be present during the committee’s deliberation or voting related to his compensation.

Early in the year, the Compensation Committee generally reviews our executive officers’ compensation, approves any salary increases (unless approved at the end of the prior year) and long-term incentives, evaluates and approves discretionary contributions and the annual bonuses for the prior year, and establishes the performance goals for the upcoming year. Throughout the year, the committee oversees recruiting for senior executive positions and approves compensation for newly hired or promoted senior executives. The committee also reviews our general employee benefit plans and approves changes as needed. At the end of the year, the committee generally meets to review executive compensation and discuss potential compensation to be approved for the following year, and may approve salary increases or other compensation matters for the following year.

Compensation Risk Assessment

The Compensation Committee has evaluated our compensation program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on Gentiva.

We believe that we have minimized the potential for excessive risk taking in our annual bonuses (Executive Officer Bonus Plan) by:

•

setting performance goals for our executive officers and other employee participants that generally include quantitative and qualitative criteria, some of which would conflict with taking excessive risks to achieve short-term gain; and

•	retaining the ability to utilize negative discretion in determining an annual bonus if an executive officer or other employee participant takes unnecessary or inappropriate risks.

The other two principal elements of our compensation program—base salaries and long-term incentives—are either risk neutral or help lower risk. Annual base salary increases for our executive officers and other employees are based on a number of factors that reward performance that improves Gentiva’s business and reputation for clinical excellence, but are tempered by the employee’s historical compensation as well as competitive market data. Our long-term incentive awards utilize a balanced portfolio of compensation elements, such as cash and equity, and focus on sustained performance over time. These awards vest or are earned over several years and the potential compensation an executive officer or other participating employee can receive through them is generally tied directly to our stock price and/or other corporate performance metrics. The committee believes that this discourages taking excessive risk for a short-term gain because it is incompatible with maximizing the value of these incentive awards over the long-term. In addition, we have adopted and implemented stock ownership guidelines for our executive officers.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of Gentiva or had any relationship or related party transaction requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The principal functions and responsibilities of the Corporate Governance and Nominating Committee include:

•	monitoring and safeguarding the independence of our Board of Directors;

•

seeking, considering and recommending qualified candidates for election as directors and recommending a slate of nominees for election by the shareholders at the annual meeting, subject to the approval of the Board of Directors;

•	devising and proposing to the Board of Directors corporate governance guidelines and a code of business conduct and ethics for directors, officers and employees; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Lochner serves as the chairman, and Mr. Forman and Dr. Retchin serve as members, of the Corporate Governance and Nominating Committee. The committee met five times in 2013. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is posted on our website at www.gentiva.com under the “Investors” section. The Board of Directors has determined that each member of the committee is an “independent director” as defined under NASDAQ listing standards and the committee charter.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider recommendations for director nominees from an array of sources, including members of our Board of Directors, management and shareholders. Shareholders who would like the Corporate Governance and Nominating Committee to consider a prospective candidate should act in accordance with our Bylaws and submit the candidate’s name, age, business and residence address, biographical data and qualifications, and provide an accounting of the number of shares of stock held, beneficially or of record, by the prospective candidate, as well as a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director, to Gentiva’s Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. Submissions of names (and other required information) by shareholders of prospective candidates for consideration by the committee for nomination and election at our 2015 Annual Meeting of Shareholders must be received in writing by us at the above address on or after October 3, 2014 and on or before December 3, 2014. The committee reserves the right to request additional information from the candidate to assist the committee in the evaluation process.

The Corporate Governance and Nominating Committee believes that all members of the Board of Directors should have a high level of professional and personal ethics and values and outstanding ability and sound judgment. Directors should be committed to enhancing shareholder value and have sufficient time to attend meetings and participate effectively on the Board of Directors. Each director is expected to represent the interests of all shareholders.

While there is no firm requirement of minimum qualifications or skills that a director candidate must possess, the Corporate Governance and Nominating Committee seeks to identify candidates with a diversity of background and experience as it deems appropriate given the then current needs of the Board of Directors. Director candidates have been identified by current directors and executive search firms. The committee evaluates director candidates based on a number of factors, including their independence, business judgment, leadership ability, experience in developing and analyzing business strategies, experience in the health care industry, strategic vision and financial literacy, and, for incumbent directors, their past performance. All members of the Board of Directors may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Once the Corporate Governance and Nominating Committee has evaluated the director candidates as described above, it recommends the slate of nominees to the Board of Directors for its approval. The Board of Directors then recommends the slate of nominees to the shareholders for their approval at the next annual meeting of shareholders.

Board of Directors Leadership Structure and Role in Risk Oversight

Rodney D. Windley serves as our executive Chairman of our Board of Directors and as chairman of the Clinical Quality Committee and R. Steven Hicks serves as our non-executive Vice Chairman of our Board of Directors. Our Chief Executive Officer, Tony Strange, is a member of our Board of Directors, but he does not serve on any committees of the Board of Directors. Our Board of Directors also has an independent Lead Director, Victor F. Ganzi. Among other responsibilities, the Lead Director:

•	convenes and chairs regular and special executive sessions of the independent directors;

•	serves as liaison between the independent directors and the Chairman of the Board of Directors and the Chief Executive Officer;

•	presides at meetings of the Board of Directors in the absence of the Chairman and Vice Chairman; and

•	performs such other duties as agreed by the Board of Directors or the independent directors from time to time.

We believe that our leadership structure is appropriate given the independent leadership that our Board of Directors has in the form of our Lead Director.

The Board of Directors administers its risk oversight function through the Audit Committee of the Board of Directors. Through its charter, the Audit Committee is charged, among other things, with:

•	overseeing our compliance programs and meeting with our Chief Compliance Officer;

•	reviewing with our General Counsel, on a regular basis, all material litigation and other significant legal matters;

•

meeting with our independent auditors, internal auditors and financial management and reviewing the scope of audit procedures of the proposed audit and, at the completion of the audit, meeting again with the independent auditors to review audit results; and

•	reporting to the Board of Directors at regular intervals on the committee’s activities.

Shareholder Communications

The Board of Directors has established a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors generally or with a specific director at any time by writing to Gentiva’s Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. The Secretary will forward communications to the director to whom they are addressed, or, if addressed to the Board of Directors generally, to the chair of the Corporate Governance and Nominating Committee.

Code of Ethics and Corporate Governance Guidelines

We have adopted two codes of ethics, a Code of Ethics for Senior Financial Officers (including the Executive Chairman and the Chief Executive Officer) and a Code of Business Conduct and Ethics, the latter being applicable to all of our employees, officers and directors. The codes are designed to promote honest and ethical conduct by our employees, officers and directors, and each is posted on our website at www.gentiva.com under the “Investors” section.

We have also adopted Corporate Governance Guidelines, which address, among other things: director and Board of Directors responsibilities to Gentiva and its shareholders; Lead Director responsibilities and independent director sessions; director qualification standards, including “independence” requirements; and director stock ownership guidelines. The Corporate Governance Guidelines are also posted on our website at www.gentiva.com under the “Investors” section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 10, 2014, the record date for the Annual Meeting (unless otherwise indicated), the amount of beneficial ownership of our common stock held by:

•	our named executive officers in the Summary Compensation Table;

•	each current director and nominee for director;

•	each beneficial owner of more than five percent of our common stock; and

•	all of our executive officers and directors as a group.

For the purpose of the table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 10, 2014 through the exercise of stock options or exchange or conversion rights, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Shares of Common Stock and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class Owned (if more than 1%)
David A. Causby	269,980	—
Jeff Shaner	243,955	—
Eric R. Slusser	385,113	—
Tony Strange	1,345,265	3.6%
Rodney D. Windley(5)	496,373	1.3%
Robert S. Forman, Jr.(6)	114,518	—
Victor F. Ganzi(7)	169,835	—
R. Steven Hicks(8)	3,222,917	8.8%
Philip R. Lochner, Jr.	40,095	—
Stuart Olsten(9)	257,498	—
Sheldon M. Retchin	41,095	—
Raymond S. Troubh	194,896	—
BlackRock, Inc.(10) 40 East 52nd Street New York, NY 10022	3,492,219	9.5%
Wells Fargo & Company(11) 420 Montgomery Street San Francisco, CA 94104	2,949,142	8.0%
The Vanguard Group – 23 – 1945930(12) 100 Vanguard Blvd. Malvern, PA 19355	2,091,044	5.7%
Dimensional Fund Advisors LP(13) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,909,924	5.2%
All executive officers and directors as a group (14 persons)(14)	7,274,109	18.8%

(1)	Unless otherwise indicated, the shareholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.
(2)	Includes beneficial ownership of the following number of shares that may be acquired upon exercise of presently exercisable stock options under our 2004 Equity Incentive Plan: Mr. Causby—141,699; Mr. Shaner—134,133; Mr. Slusser—199,767; and Mr. Strange—798,751.

(3)	Includes beneficial ownership of the following number of whole shares acquired and currently held under our Employee Stock Purchase Plan, as amended: Mr. Causby—3,060; Mr. Shaner—344; and Mr. Strange—12,978.
(4)	Includes beneficial ownership of the following number of shares representing the equivalent of units deferred under our Stock & Deferred Compensation Plan for Non-Employee Directors: Mr. Forman—40,095; Mr. Ganzi—64,402; Mr. Hicks—6,542; Mr. Lochner—40,095; Mr. Olsten—64,402; Dr. Retchin—40,095; Mr. Troubh—61,372; and Mr. Windley—35,415.
(5)	In addition to the shares referred to in footnote (4), Mr. Windley’s holdings include 460,958 shares owned indirectly through trusts.
(6)	In addition to the shares referred to in footnote (4), Mr. Forman’s holdings include 72,998 shares owned directly, and 25 shares owned by his wife and 1,400 shares owned by his wife’s trust, as to which shares he disclaims beneficial ownership.
(7)	In addition to the shares referred to in footnote (4), Mr. Ganzi’s holdings include 52,633 shares owned directly and 52,800 shares owned indirectly through a trust.
(8)	In addition to the shares referred to in footnote (4), Mr. Hicks’ holdings include 2,279,698 shares owned directly, 484,715 shares owned indirectly through trusts, 441,962 shares over which he has voting control, as to which shares he disclaims beneficial ownership, and 10,000 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(9)	In addition to the shares referred to in footnote (4), Mr. Olsten’s holdings include 192,796 shares owned directly and 300 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(10)	The amount shown and the following information are derived from Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on January 31, 2014 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries (“BlackRock”), reporting beneficial ownership as of December 31, 2013. According to the amended Schedule 13G, BlackRock reported beneficial ownership of 3,492,219 shares of our common stock with sole voting power as to 3,414,338 shares and sole dispositive power as to all of the shares.
(11)	The amount shown and the following information are derived from Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on January 28, 2014 by Wells Fargo & Company on behalf of itself and certain of its subsidiaries (“Wells Fargo”), reporting beneficial ownership as of December 31, 2013. According to the amended Schedule 13G, Wells Fargo reported beneficial ownership of 2,949,142 shares of our common stock, with sole voting and dispositive power as to five shares, shared voting power as to 2,949,115 shares, and shared dispositive power as to 2,949,137 shares.
(12)	The amount shown and the following information are derived from Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group – 23 – 1945930 (the “Vanguard Group”) on February 11, 2014, reporting beneficial ownership as of December 31, 2013. According to the amended Schedule 13G, the Vanguard Group reported beneficial ownership as to 2,091,044 shares of our common stock, with sole voting power as to 46,730 of the shares, sole dispositive power as to 2,045,214 of the shares and shared dispositive power as to 45,830 of the shares.
(13)	The amount shown and the following information are derived from Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014 by Dimensional Fund Advisors LP (“Dimensional”), reporting beneficial ownership as of December 31, 2013. According to the amended Schedule 13G, Dimensional reported beneficial ownership of 1,909,924 shares of our common stock, with sole dispositive power as to all of the shares and sole voting power as to 1,883,025 of the shares. Dimensional, a registered investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional reported that, in its role as investment advisor or manager, Dimensional does not possesses investment and/or voting power over the shares of our common stock which are held by the Funds, but may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of the shares.
(14)	Includes 5,342,007 shares owned directly and indirectly by current executive officers and directors, 1,579,684 shares that may be acquired upon exercise of presently exercisable stock options and 352,418 shares representing shares deferred as share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes our 2013 executive compensation program. It summarizes our executive compensation structure, including design changes following our 2013 Say-on-Pay vote, and our shareholder outreach efforts. This CD&A is intended to be read in conjunction with the tables beginning on page 36, which provide detailed historical compensation information for our following named executive officers, or NEOs.

Name	Title
Tony Strange	Chief Executive Officer and President[1]
Eric R. Slusser	Executive Vice President, Chief Financial Officer and Treasurer
Rodney D. Windley	Executive Chairman[2]
David A. Causby	Executive Vice President and Chief Operating Officer[3]
Jeff Shaner	Senior Vice President and President of Operations[4]

[1]	Mr. Strange also served as Chairman of the Board of Directors until February 5, 2013.
[2]	Elected Executive Chairman on February 5, 2013.
[3]	Promoted from Senior Vice President and President of Home Health Division on October 28, 2013.
[4]	Served as Senior Vice President and President of Hospice Division through October 28, 2013.

Our executive compensation structure consists of three primary components: base salary, annual bonus (our Executive Officers Bonus Plan), and long-term incentives (under our 2004 Equity Incentive Plan). Within the long-term incentive component, we utilize both time-based and performance-based incentives. Our structure is as follows:

This CD&A is organized as follows:

Executive Summary

2013 Say-on-Pay Vote—Our Response

At our 2013 annual meeting of shareholders, our proposal on NEO compensation received a 37.1% favorable vote, and therefore was not approved. The concerns of our shareholders, as expressed through the Say-on-Pay vote, prompted us to re-evaluate components of our executive compensation program. Responding to the Say-on-Pay vote was a significant priority of our Compensation Committee (the “Committee”) and management in 2013 and early 2014. To address shareholders’ concerns, our response was three-fold:

1.	Shareholder outreach: In 2013, management contacted shareholders holding approximately 78% of our outstanding shares of common stock and held one-on-one discussions with shareholders holding approximately 69% of our outstanding shares of common stock.

The purpose of these discussions was to understand their perspectives on our executive compensation structure. Based on these discussions and the 2013 shareholder advisory firms’ reports, we understood that their issues were the lack of a double trigger in our change-in-control coverage, the lack of an incentive “clawback” provision, and the use of a one-year performance measure in our long-term performance program. See the section entitled “Program design changes in response to say-on-pay vote” below.

2.	Shareholder advisory firm outreach: In July 2013, our Lead Director, our Executive Chairman, and our Chief Executive Officer met in person with representatives from Institutional Shareholder Services (“ISS Research”) to discuss and evaluate the issues raised in its recommendations to vote against our 2012 and 2013 Say-on-Pay proposals. The meeting provided context for our subsequent compensation decisions and enhanced overall understanding of the rationale for our program structure.

3.

Program design changes in response to say-on-pay vote: During 2013, after our shareholder and shareholder advisory firm outreach, the Committee, our Board of Directors, and management implemented the following executive compensation program design changes to address the concerns cited during our outreach efforts. With the consent of participating NEOs, we retroactively amended their outstanding 2013 grants to incorporate the changes described below. Further, the design changes will apply to future compensation arrangements:

•	Long-term performance program grants: Two primary design modifications were approved by the Committee for both future grants and the amended 2013 grants of our NEOs, including:

•

Performance measurement period: We eliminated the one-year performance measurement period. The original 2013 grants were based 50% on one-year EPS performance for fiscal year 2013 (with a two-year additional hold for earned amounts) and 50% on EPS performance for fiscal year 2015. The grant for our NEOs is now based entirely on EPS at the end of the three-year measurement period (EPS performance for fiscal year 2015).

•

Total shareholder return (“TSR”): We implemented a TSR modifier, measuring TSR performance against our four primary publicly-traded competitors. The objective of the TSR modifier is to calibrate payments earned for EPS performance by comparing our three-year TSR performance to that of our primary competition. The TSR modifier adjusts earned amounts by +20% if we rank first (or tied for first) in three-year TSR, and -20% if we rank last (or tied for last) in three-year TSR. If our actual three-year TSR is zero or negative, the TSR modifier cannot be positive, regardless of ranking. See “Considerations Regarding 2013 Compensation—Long-Term Incentives—Long-term performance program” below for additional disclosure regarding the competitors used for our TSR modifier.

•

Recoupment (“Clawback”) Policy: We adopted a policy to recoup incentive compensation paid to certain covered employees for a material restatement of our financial statements or an award of incentive compensation based on inaccurate financial statements or inaccurate performance measurements/calculations. Our 2004 Equity Incentive Plan and our Executive Officers Bonus Plan were both amended to incorporate the new recoupment policy. We also amended the existing 2013 award agreements with our NEOs to be subject to the new policy.

•

Double trigger requirement for accelerated vesting in the event of a change in control: We amended both our 2004 Equity Incentive Plan and the existing 2013 long-term incentive award agreements with our NEOs to add a double trigger requirement for vesting to accelerate following a change in control. Outstanding long-term incentive grants (e.g., stock options, restricted stock, and performance awards) will automatically vest only upon the participant’s termination of service without cause or for good reason within two years following a change in control.

2013 Corporate Governance Highlights

•	Leadership Structure: In 2013, we separated the roles of Chairman and Chief Executive Officer. In addition, we have an independent Lead Director.

•	Recoupment (“Clawback”) Policy: As described in “2013 Say-on-Pay Vote—Our Response” above, we adopted and implemented an incentive compensation recoupment policy.

•

Performance goal disclosure: We enhanced disclosure in this CD&A of the performance criteria for our long-term performance program. In addition to the goal disclosure for our annual bonus, we also disclose the EPS performance goals (threshold, target, and maximum) and actual performance achievement for the portion of the January 2011 long-term performance program grant based on fiscal year 2013 performance.

•

Change-in-Control coverage: We believe that this coverage provides for management continuity and alignment of executive and shareholder interests in the event of a change in control of Gentiva. Our coverage does not provide (a) severance multiples in excess of three times salary and target bonus, (b) single trigger cash payments, (c) modified single trigger provisions, or (d) excise tax gross-up protection. In 2013, we modified our 2004 Equity Incentive Plan and existing 2013 award agreements with our NEOs to require a double trigger for vesting acceleration.

•

Stock Ownership Guidelines: We have stock ownership guidelines for our executive officers, which are four times base salary for our Chief Executive Officer and President, three times base salary for our Executive Chairman, and two times base salary for the other executive officers.

•	Insider Trading Policy: Our employees, officers and directors are prohibited from trading in our securities when they are aware of material, nonpublic information about Gentiva.

•

Blackout Policy: Our officers, directors and certain other employees are prohibited from trading our securities beginning the first day of each final calendar month of a quarter and ending two full trading days after the quarterly earnings release.

•	Hedging Policy: We have a policy that prohibits our directors, officers and employees from engaging in hedging transactions in our securities.

•

Pledging Policy: We have a policy that (i) prohibits our directors, officers, and employees from holding our securities in margin accounts or pledging more than 50% of their Gentiva securities, and (ii) requires that any documents evidencing any proposed pledge must be pre-approved and must provide that securities may not be sold at a time when the pledgor is not permitted to trade in our securities.

•

Tally sheets: The Committee periodically reviews tally sheets in order to analyze our NEOs’ total compensation opportunities based on historical grant practices and the potential compensation payments under various termination scenarios.

•

Incentive payment thresholds and maximums: Our annual bonus and long-term performance program have threshold performance requirements which must be achieved in order to earn an incentive payment. Maximum payments are capped. Further, the TSR modifier for the long-term performance program cannot increase awards if our three-year TSR is zero or negative, regardless of our ranking versus our primary competitors.

•	Limited executive perquisites and other benefits: Perquisites are limited to an executive physical and company-paid life insurance. See “Benefits and Perquisites” on page 34.

•

Independent compensation consultant: Aon Hewitt is retained directly by the Committee as its independent compensation consultant. Aon Hewitt provides competitive benchmarking and advice on all NEO pay decisions and keeps the Committee apprised of compensation best practices.

•

Compensation risk assessment: The Committee conducts an annual risk assessment of our compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on Gentiva.

•

No employment agreements: We have not entered into employment agreements with any of our NEOs. We do have a letter agreement with Tony Strange. See “Grants of Plan-Based Awards During Fiscal Year 2013—Letter Agreement with Tony Strange” below.

2013 Business and Performance Highlights

Executive Chairman

Mr. Windley was elected Executive Chairman on February 5, 2013. The Board expanded Mr. Windley’s role at Gentiva to navigate Gentiva through our industry’s significant regulatory and reimbursement uncertainties. He is a seasoned healthcare services executive and strategic visionary. Through his 35 years of healthcare leadership experience, Mr. Windley has a successful track record of building shareholder value in difficult environments.

Home Health, Hospice and Community Care Industry

We are a leading provider of home health services, hospice services, and community care services serving patients through approximately 550 locations in 40 states. Our revenues, and the revenues of our direct competitors, are derived primarily from Medicare and Medicaid. These federal and state government programs, under which we generate a majority of our net revenues, are subject to legislative reimbursement uncertainties on an annual basis.

During 2013, our industry continued to operate in an environment of significant regulatory and reimbursement rate uncertainty. For the third consecutive year, the United States Centers for Medicare and Medicaid Services (“CMS”) reduced reimbursement rates (more than 5% in calendar year 2011, approximately 5% in 2012, and approximately 3% in 2013, including a 2% sequestration reduction).

Shareholder Value and Financial Highlights

In spite of these ongoing industry challenges, our executive management team has delivered the following results:

•

Two-year TSR and CEO compensation—2012 and 2013: Gentiva’s stock price has significantly outperformed the healthcare industry and the broader market over the past two years (2012 and 2013). Our two-year TSR was 36%, compared to our peer group median of 24%, our industry median of 26%, and the Russell 3000 median of 25%.

Our specific two-year TSR ranking against each group was as follows:

•	76th percentile vs. our peer group;

•	68th percentile vs. our industry (GICS code 3510 for Healthcare Equipment and Services; 172 companies); and

•	68th percentile vs. the Russell 3000 companies.

Conversely, for that same period, our CEO’s target compensation did not change and actual compensation earned was well-below target.

•	Target compensation

•	Salary, target bonus, and target long-term incentive value have remained the same since 2010.

•	Actual compensation

•	Annual bonus

•	2012 performance: Earned 77% of target

•	2013 performance: Earned 0% of target

•	Long-term performance-based incentives

•	2009 stock option grant, 1/4 vesting based on 2012 performance: Did not vest

•	2010 performance share grant, 1/3 portion based on 2012 performance: None earned

•	2011 performance cash grant, all based on 2013 performance: None earned

•	2012 performance cash grant, 1/2 portion based on 2012 performance: 85% of target earned

•

Three-year TSR and CEO compensation—2011 through 2013: 2011 was an extraordinary year in our industry, with many external forces outside of our management team’s control that significantly impacted our stock price. Our stock price dropped from approximately $27.00 at the beginning of 2011 to as low as $2.81 in the fourth quarter of 2011, resulting in a negative three-year TSR. Our CEO was not paid an annual bonus in 2011.

We addressed the events of 2011 in last year’s proxy statement and in the May 2, 2013 letter to our shareholders from our Lead Director and our Executive Chairman. In summary, during the spring of

2010, a national newspaper published an article that suggested Gentiva and other home healthcare companies were manipulating Medicare reimbursements. The article resulted in a Senate Finance Committee inquiry and a Securities and Exchange Commission (“SEC”) investigation. Our stock was trading in the neighborhood of $30.00 per share at the time of the 2010 published article. The Senate Finance Committee issued its report in late 2011, at which time our stock dropped to as low as $2.81 per share. The precipitous drop in our stock price was tied to the published article, the Senate Finance Committee inquiry and the SEC investigation, but was also compounded by significant reductions in Medicare reimbursement rates by CMS with respect to home healthcare.

In late 2012, the staff of the SEC issued a letter stating that the investigation had been completed and would not recommend any enforcement action against Gentiva. Our stock price, while not fully recovered from the events of 2011, by the end of 2013 had increased approximately 4.5 times higher than our 2011 low point. We are fully aware of our low three-year TSR due to the external events of 2011, but we have taken significant action to redesign our executive compensation structure in response to shareholder concerns.

•

Our net revenue increased to $1.73 billion in fiscal year 2013 despite significant reimbursement cuts and the impact of the federally mandated sequestration cuts to our home health and hospice businesses. Additionally, home health episodic revenue grew to $846.9 million for 2013.

Strategic Highlights

In 2013, our executive management team:

•

Completed the acquisition of Harden Healthcare Holdings, Inc., a leading provider of home health, hospice and community care services, which expands our participation into the dually-eligible population;

•	Completed three additional acquisitions of home health and hospice companies, which extended our geographic footprint;

•	Continued as an industry leader with admission growth in home health of 6.3% during 2013;

•

Successfully implemented a point-of-care system, known as GentivaLink, into more than 250 home health locations and into the hands of more than seven thousand caregivers. GentivaLink reduces paperwork demands and the cost of forms, and streamlines clinical supervision by our clinical managers;

•

Created the “One Gentiva” identity which streamlined our business processes, eliminated duplicative divisional roles, and created a platform whereby Gentiva can capitalize on referral source synergies; and

•	Continued a leadership role as an advocate for home health and hospice with both federal and state legislators.

2013 Key NEO Compensation Decision Highlights—Target Compensation

Pay Component	Comments on Target Compensation
Base Salary

•     Our NEO base salaries have not increased since November 2010 (other than Mr. Causby’s 2013 promotional increase)

•     Mr. Causby’s base salary was increased from $425,000 to $550,000, effective October 28, 2013, to recognize his promotion to Executive Vice President and Chief Operating Officer

•     Our Executive Chairman was named effective February 5, 2013 at a base salary of $750,000

Target Annual Bonus

•     Our NEO target annual bonus percentages have not increased since November 2010 (other than Mr. Causby’s promotional increase)

•     Mr. Causby’s target annual bonus was increased from 70% of base salary to 85% of base salary to recognize his promotion to Executive Vice President and Chief Operating Officer

•     Our Executive Chairman does not participate in the Executive Officers Bonus Plan

Long-Term Incentives (“LTI”)	• Our NEO targeted LTI values have not increased since November 2010 (other than Mr. Causby’s promotional increase)

Long-Term Performance Program Design Changes	• Mr. Causby’s target LTI value was increased from 200% of base salary to 250% of base salary to recognize his promotion to Executive Vice President and Chief Operating Officer

Based solely on performance achievement at the end of a three-year measurement period (e.g., 2013 grants are based solely on EPS performance for fiscal year 2015)	• The following chart summarizes our 2013 LTI mix. Competitive market data from our peer companies was used as a guide for establishing these weightings:

TSR modifier: Added to adjust final payouts based on our TSR performance vs. direct competitors		Long-Term Performance Program	Time-Based Stock Options	Restricted Stock	Performance- Based Stock Options
	CEO	50%	25%	25%	—

	Other NEOs	50%	15%	35%	—

	Executive Chairman	—	—	—	100%[1]

[1] Vesting requirements are performance-based. See “Executive Chairman—2013 Performance-Based Stock Option Grant” for a detailed description of the performance-based criteria for this 2013 grant.

Pay Component	Comments on Target Compensation
Executive Chairman Compensation Structure

•   Aon Hewitt studied competitive market data for approximately 175 U.S. companies reporting an Executive Chairman / Chief Executive Officer organizational structure. The median total compensation value for the Executive Chairman was approximately 65% of the value for the Chief Executive Officer. Based on the market data, Mr. Windley’s total compensation opportunity was set at 65% of our Chief Executive Officer, with the following components:

•   Base salary: Consistent with our previous Executive Chairman’s base salary

•   Target annual bonus: Mr. Windley does not participate in our Executive Officers Bonus Plan

•   LTI: Mr. Windley received a grant of 375,000 performance-based stock options representing 75% of his total compensation opportunity, at an exercise price of $10.24. Mr. Windley will not receive the full value of this grant unless our stock price increases 76% from the stock price on the grant date and three years have elapsed since the grant date. See “Executive Chairman—2013 Performance-Based Stock Option Grant” for a detailed description of this 2013 grant

Total Compensation	Targeted total compensation opportunity is the size-adjusted 50th percentile of our compensation peer group.

2013 Key NEO Compensation Decision Highlights—Actual Compensation

Pay Component	Comments on Actual Compensation
Actual Annual Bonus

•     Our NEOs, other than Mr. Causby, did not receive an annual bonus for 2013.

•     Mr. Causby received a 2013 annual bonus of $87,000, based on his individual performance goal achievement including 2% year-over-year growth in Home Health episodic revenues.

Long-Term Performance Program	• Our NEOs did not receive a cash payment for the three-year performance portion of the January 2011 long-term performance program grant because Gentiva did not achieve the threshold EPS requirement.

Compensation Decision Process

The Committee’s Objectives for NEO Compensation

Our executive compensation program is intended to attract, motivate, and retain executive officers and to align the interests of our executive officers with shareholders’ interests. The Committee’s objectives for our program include, but are not limited to, the following:

•	Enhancing shareholder value by focusing management on the metrics that drive shareholder value;

•	Targeting total compensation opportunities near the size-adjusted 50th percentile of our compensation peer group;

•	Attracting, motivating, and retaining executive talent willing to commit to long-term shareholder value creation;

•	Aligning executive decision making with our business strategy; and

•	Reflecting industry standards, offering competitive total compensation opportunities, and balancing the need for talent with reasonable compensation expense.

Role of the Compensation Committee

The Committee is responsible to our Board of Directors for oversight of our executive compensation program. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Evaluating the competitiveness of each executive’s total compensation package to ensure Gentiva can attract, motivate, and retain critical management talent;

•	Reviewing and assessing competitive market data from its independent compensation consultant;

•	Approving any changes to the total compensation program for the NEOs including, but not limited to, base salary, annual bonuses, long-term incentives and benefits; and

•	Incorporating meaningful input from Gentiva’s shareholders based on shareholder outreach efforts.

Role of Management

Members of management assist the Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation programs for executives consistent with our overall pay philosophy. The Committee reviews and discusses management’s recommendations, in conjunction with its independent compensation consultant, in making compensation decisions or recommendations to the full Board of Directors. No member of management, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.

Role of the Compensation Consultant

The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its professional fees, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Providing a total compensation study for executives against peer companies;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serving as a resource to the Committee chair for meeting agendas and supporting materials in advance of each meeting;

•	Reviewing and commenting on proxy disclosure items, including the CD&A; and

•	Advising the Committee on management’s pay recommendations.

In addition to Aon Hewitt’s performance of compensation services for the Committee, in 2013, management retained Aon Hewitt to provide services unrelated to executive compensation, including human resource consulting and brokerage services for employee benefit insurance products, such as group life, home and automobile, and legal services that were offered to employees. Aon Hewitt’s fees for these additional services totaled approximately $1,637,000 in 2013. Their professional fees for executive compensation services were approximately $379,000.

We have separate relationships with each of the service teams providing non-executive and executive compensation services, and relationships with the different service teams are overseen by different management employees. The compensation consultant’s service team that advises the Committee does not receive any compensation based on other work performed by Aon Hewitt, and the compensation service team does not perform any other services on behalf of Gentiva.

Aon Hewitt annually certifies to the Committee the independence of Aon Hewitt’s executive compensation services and their adherence to strict independence policies, practices and procedures. In 2013, the Committee reviewed its relationship with Aon Hewitt and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Aon Hewitt.

Role of Peer Companies and Competitive Market Data

Annually, the Committee reviews competitive total compensation market data provided by its compensation consultant. To assess competitive pay levels, the Committee reviews and approves our peer group composition. The following peer group criteria are considered:

•	Company size (primary financial criteria): Approximately 0.5x to 2x times our annual revenues;

•	Market capitalization (secondary financial reference): Approximately 0.2x to 5x our market capitalization;

•	GICS Healthcare classification, including a cross section of services, facilities, equipment, and managed care;

•	Direct competitors for business and management talent, and companies with similar business models; and

•	Companies including Gentiva in their compensation peer group.

The 2013 peer group eliminated (a) four companies that were too large (revenues beyond the desired range) and (b) two companies that were acquired by others. These companies were replaced with six peer companies meeting the criteria set forth above.

2012 Peer Company	2013 Peer Company
Amedisys, Inc.	Amedisys, Inc.
Brookdale Senior Living Inc.	* AMN Healthcare Services Inc.
Centene Corporation	Brookdale Senior Living Inc.
Chemed Corporation	Chemed Corporation
DaVita Inc.	Emeritus Corporation
Emeritus Corporation	HealthSouth Corporation
Health Management Associates	* Hill-Rom Holdings, Inc.
HealthSouth Corporation	Invacare Corporation
Invacare Corporation	LHC Group, Inc.
Kindred Healthcare, Inc.	Lifepoint Hospitals, Inc.
LHC Group, Inc.	MEDNAX
Lifepoint Hospitals, Inc.	* Providence Service Corp.
Lincare Holdings, Inc.	Resmed, Inc.
MEDNAX	Select Medical Holdings Corp.
Resmed, Inc.	* Skilled Healthcare Group, Inc.
Select Medical Holdings Corp.	* Steris Corp.
Sun Healthcare Group, Inc.	* Teleflex Incorporated
Varian Medical Systems Inc.	Varian Medical Systems Inc.

Average	$2.8 B	Average	$1.7 B
Median	$2.0 B	Median	$1.5 B

Gentiva	$1.8B	Gentiva	$2.1 B

Includes Harden acquisition on a pro forma basis

Company removed in 2012 due to acquisition:	Companies removed in 2013 due to large size:
Kinetic Concepts	Centene Corp.
DaVita Inc.
Health Management Associates
Kindred Healthcare, Inc.

Companies removed in 2013 due to acquisition:
Lincare Holdings, Inc.
Sun Healthcare Group, Inc.

* Represents new peer company in 2013

The 2012 peer group was used for a total compensation study in October 2012 to make pay decisions at the beginning of 2013.

The 2013 peer group was used for a total compensation study in the fall of 2013 and was the basis for the Committee’s pay decisions in October 2013: (a) to adjust David Causby’s targeted total compensation opportunity to account for his promotion to Executive Vice President and Chief Operating Officer, effective October 28, 2013; and (b) to make no adjustments to the base salary, target annual bonus, or target LTI value opportunities for the other NEOs.

Competitive market values are determined using regression analysis, a statistical technique that, for compensation purposes, is used to develop a “size adjusted” market value for each NEO. This estimated market value is used for comparisons of total compensation opportunity at Gentiva against our compensation peer companies.

Considerations Regarding 2013 Compensation

Components of 2013 NEO Compensation

The following table outlines the major components of our 2013 executive compensation program for our NEOs:

Pay Component	Purpose	Characteristics	Fixed or Performance	Short- or Long-Term
Base Salary	Helps attract and retain executives through market-based pay	Salaries have not increased since November 2010 (other than Mr. Causby’s promotional increase)	Fixed	Short-Term

Annual Bonus (Executive Officers Bonus Plan)	Encourages achievement of strategic and financial performance metrics that create long-term shareholder value	Based on achievement of predefined corporate performance objectives and an assessment of individual performance	Performance	Short-Term

Long-Term Incentives	Aligns executives’ long-term compensation interests with shareholders’ investment interests; creates a retention incentive through multi-year vesting and performance cycles	Value to the executive is based on long-term stock price performance and financial performance goal achievement	Performance	Long-Term

Long-Term Performance Program	Motivates and rewards performance achievement over a longer period of time (3 years)	EPS performance at the end of 3 years 3-year TSR performance modifier vs. direct competitors

Stock Options	Reinforces appropriate behaviors that may increase stock price	Requires stock price growth above the exercise price

Restricted Stock	Creates a retention incentive	Value to the executive is based on long-term stock price performance

Health/Welfare Plans and Retirement Benefits	Provides competitive benefits that promote employee health and productivity and support financial security	Similar to benefits offered to other employees	Fixed	Long-Term

Perquisites	Provides business-related benefits, where appropriate	Limited to an executive physical and company-paid life insurance	Fixed	Short-Term

Base Salary

Base salaries recognize the skill, competency, experience, and performance an executive brings to the position. Changes in salary will result primarily from competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities. In both February 2013 and October 2013, the Committee determined that no adjustments would be made to NEO base salaries, other than a promotional adjustment for Mr. Causby.

Name	2011 Base Salary	2012 Base Salary	2013 Base Salary
Tony Strange	$875,000	$875,000	$875,000
Eric R. Slusser	$475,000	$475,000	$475,000
Rodney D. Windley	—	—	$750,000	(1)
David A. Causby	$425,000	$425,000	$550,000	(2)
Jeff Shaner	$425,000	$425,000	$425,000

(1)	Effective February 5, 2013
(2)	Effective October 28, 2013

Annual Bonus (Executive Officers Bonus Plan)

Our Executive Officers Bonus Plan is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value for our shareholders. Potential payouts depend on financial and individual performance against pre-determined objectives approved by the Committee during the first quarter of the fiscal year. By implementing pay methodologies that utilize well-defined performance metrics and measure financial, strategic, and individual performance, the Committee believes it can motivate our NEOs to enhance shareholder value without creating incentives for excessive risk-taking.

Individual target bonus opportunities: Target annual bonus opportunities for Messrs. Strange, Slusser, and Shaner have not changed since November 2010. Mr. Causby’s target annual bonus was increased in October 2013 to recognize his promotion to Executive Vice President and Chief Operating Officer. Mr. Windley does not participate in our Executive Officers Bonus Plan.

NEO	Target Incentive (% of Salary)
Tony Strange	100%
Eric R. Slusser	75%
David A. Causby	85%[1]
Jeff Shaner	75%

[1]	Increased from 75% effective October 28, 2013

Payout opportunity: Threshold performance earns 50% of the target opportunity, target performance earns 100%, and maximum performance earns a payment that is capped at 200% of base salary. No bonus is earned for performance below the threshold.

Performance metrics (financial): The Committee approved the following financial performance thresholds and targets for 2013. The Committee considered these requirements to be “stretch but reasonable” based on business conditions (including the challenges facing the home health and hospice industries) and our strategic outlook for 2013:

Performance Measure	Organizational Level	Threshold[1]	Target [1]	Maximum[2]	Payout Leverage for Performance Above Target
Revenue	Corporate	$1.684B	$1.712B	—	2.5% for each $1M increase above $1.712B target

	Hospice	$751M	$764M	—	2.5% for each $450K increase above $764M target

	Home Health	$933M	$948M	—	2.5% for each $550K increase above $948M target

Operating Profit Margin	Corporate	8.9%	9.6%	—	14.3% for each 0.1% increase above 9.6% target

Operating Income	Corporate	$150M	$165M	—	5.0% for each $750K increase above $165M target

Operating Contribution Margin	Hospice	17.3%	17.9%	—	14.3% for each 0.1% increase above 17.9% target

	Home Health	11.7%	12.3%	—	14.3% for each 0.1% increase above 12.3% target

Operating Contribution	Hospice	$130M	$137M	—	5.0% for each $750K increase above $137M target

	Home Health	$109M	$117M	—	5.0% for each $750K increase above $117M target

[1]	Payment opportunities are prorated between threshold and target performance.
[2]

No maximum performance level is established. Actual bonus payment is capped at the lesser of 200% of base salary or $2.5 million. Payment opportunities for above-target performance vary according to the performance measure and organizational level.

Performance metrics (individual): The Committee approved the following individual performance measures for 2013, which were considered by the Committee to be “stretch but reasonable”:

NEO	Approved Individual Performance Goals
Eric R. Slusser

•     Implement changes to the operating structure to ensure corporate expenses are at or below budget and less than or equal to 5.2% of net revenue

•     Maintain DSOs of 52 days or less

•     Monitor industry headwinds and company performance for opportunities to improve corporate credit rating and senior debt ratings

•     Monitor debt markets for opportunities to de-lever the balance sheet while maintaining compliance with all debt covenants

•     Grow through strategic and opportunistic acquisitions, while maintaining compliance with bank covenants

•     Execute on IT initiatives as outlined in IT priorities for 2013, including, but not limited to, replacement of LST EMR and implementation of GTA 2.0/3.0

NEO	Approved Individual Performance Goals
David A. Causby

• Produce year-over-year organic admission growth and revenues in excess of budgeted levels

• Enhance clinical bridge between Home Health and Hospice to ensure appropriate care transitions

• Execute on IT initiatives as outlined in IT priorities for 2013, including, but not limited to, replacement of LST EMR and implementation of GTA 2.0/3.0

• Implement the necessary changes to the operating structure to ensure budgeted EBITDA margins, while balancing the impact of changes in turnover

Jeff Shaner

• Produce year-over-year organic admission growth and revenues in excess of budgeted levels

• Enhance clinical delivery through standardization of policies, procedures and processes, including preparation of ICD-10

–  Re-engineer admission process to support budgeted admission growth

–  Standardize best practices within branch operations to improve patient experience, documentation and financial performance

–  Comply with Hospice corporate integrity agreement

–  Improve clinical documentation to reduce adjustments

• Implement the necessary changes to the operating structure to ensure budgeted EBITDA margins, while balancing the impact of changes in turnover

Actual 2013 Financial and Individual Performance Results: The Committee approved the following for 2013:

Goals	Weight	Adjusted Target Performance	Adjusted Actual Performance	Incentive Earned (% of Target)
Tony Strange
Net revenues(1)	35%	$1,712 M	$1,634 M	0.0%
Corporate operating profit margin(2)	20%	9.6%	7.7%	0.0%
Corporate operating profit(3)	45%	$165 M	$126 M	0.0%

Total:	100%			0.0%
Eric R. Slusser
Net revenues(1)	25%	$1,712 M	$1,634 M	0.0%
Corporate operating profit margin(2)	15%	9.6%	7.7%	0.0%
Corporate operating profit(3)	30%	$165 M	$126 M	0.0%
Individual:	30%	(4)	(4)	0.0%

Total:	100%			0.0%
David A. Causby
Net revenues(1)	10%	$1,712 M	$1,634 M	0.0%
Corporate operating profit margin(2)	10%	9.6%	7.7%	0.0%
Corporate operating profit(3)	20%	$165 M	$126 M	0.0%
Division revenues(5)	10%	$948 M	$933 M	5.0%
Division operating contribution margin(6)	10%	12.3%	11.7%	5.0%
Division operating contribution(7)	20%	$117 M	$110 M	11.0%
Individual:	20%	(4)	(4)	4.5%

Total:	100%			25.5%
Jeff Shaner
Net revenues(1)	10%	$1,712 M	$1,634 M	0.0%
Corporate operating profit margin(2)	10%	9.6%	7.7%	0.0%
Corporate operating profit(3)	20%	$165 M	$126 M	0.0%
Division revenues(5)	10%	$764 M	$697 M	0.0%
Division operating contribution margin(6)	10%	17.9%	12.5%	0.0%
Division operating contribution(7)	20%	$137 M	$87 M	0.0%
Individual:	20%	(4)	(4)	0.0%

Total:	100%			0.0%

(1)	Adjusted target net revenues and adjusted actual net revenues are calculated by excluding all extraordinary items, all items related to 2013 acquisitions and dispositions, and all items related to discontinued operations or a change in accounting principle, all as determined in accordance with generally accepted accounting principles.
(2)	Corporate operating profit margin: Adjusted target operating profit margin and adjusted actual operating profit margin are defined as EBITDA (earnings before interest, taxes, depreciation and amortization) divided by net revenues for fiscal 2013, as adjusted to exclude the following items occurring during fiscal 2013: (i) all items of gain, loss or expense determined to be extraordinary, unusual, or non-recurring in nature, including asset impairments, or related to the disposal of a business or a segment of a business or related to a change in accounting principle, all as determined in accordance with generally accepted accounting principles; (ii) all items of gain, loss or expense related to restructurings and discontinued operations, as determined in accordance with generally accepted accounting principles; (iii) any profit or loss attributable to the business operations of any entity acquired by Gentiva and the related integration cost; and (iv) any profit or loss attributable to legal settlements.
(3)	Corporate operating profit: Adjusted target operating income and adjusted actual operating income are defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to exclude the following items occurring during fiscal 2013: (i) all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring in nature, including asset impairments, or related to the disposal of a business or a segment of a business or related to a change in accounting principle, all as determined in accordance with generally accepted accounting principles; (ii) all items of gain, loss or expense related to restructurings and discontinued operations, as determined in accordance with generally accepted accounting principles; (iii) any profit or loss attributable to the business operations of any entity acquired by Gentiva and the related integration cost; and (iv) any profit or loss attributable to legal settlements.
(4)	At its February 2014 meeting, the Committee received feedback from Mr. Strange regarding his evaluation of the other NEOs. Based on a thorough review of Gentiva’s 2013 financial results and each NEO’s individual performance assessment against the goals summarized in the section “Annual Bonus (Executive Officers Bonus Plan)—Performance metrics (individual)”, the Committee approved the individual results set forth in the table above.
(5)	Division revenues: Adjusted target division revenues and adjusted actual division revenues are calculated for each of our Home Health and Hospice segments by excluding all extraordinary items, all items related to 2013 acquisitions and dispositions, and all items related to discontinued operations or a change in accounting principle, all as determined in accordance with generally accepted accounting principles.
(6)	Division operating contribution margin: Adjusted target division operating contribution margin and adjusted actual division operating contribution margin are defined for each of our Home Health and Hospice segments as earnings before interest, taxes, depreciation, amortization and corporate administrative expenses divided by net revenues of the Division for fiscal 2013, as adjusted to exclude the following items occurring during fiscal 2013: (i) all items of gain, loss or expense determined to be extraordinary or non-recurring in nature, including asset impairments, or related to the disposal of a business or a segment of a business or related to a change in accounting principle, all as determined in accordance with generally accepted accounting principles; (ii) all items of gain, loss or expense related to restructurings and discontinued operations, as determined in accordance with generally accepted accounting principles; (iii) any profit or loss attributable to the business operations of any entity acquired by Gentiva and the related integration cost; and (iv) any profit or loss attributable to legal settlements.
(7)	Division operating contribution: Adjusted target division operating contribution and adjusted actual division operating contribution are defined for each of our Home Health and Hospice segments as earnings before interest, taxes, depreciation, amortization and corporate administrative expenses, all as determined in accordance with generally accepted accounting principles, adjusted to exclude the following items during fiscal 2013: (i) all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring in nature, including asset impairments, or related to the disposal of a business or segment of a business or related to a change in accounting principle, all as determined in accordance with generally accepted accounting principles; (ii) all items of gain, loss or expense related to restructurings and discontinued operations, as determined in accordance with generally accepted accounting principles; (iii) any profit or loss attributable to the business operations of any entity acquired by Gentiva and the related integration cost; and (iv) any profit or loss attributable to legal settlements.

Final earned amounts: The following table summarizes the calculation of our NEOs actual bonuses earned for 2013 corporate, division, and individual performance.

NEO	Target Annual Bonus	Actual Annual Bonus
Tony Strange	$875,000	$0
Eric R. Slusser	$356,250	$0
David A. Causby	$335,399	$87,000
Jeff Shaner	$318,750	$0

Long-Term Incentives (“LTI”)

The Committee believes in a balanced approach to LTI compensation, with an emphasis on performance-based compensation. Our LTI mix is more heavily weighted on performance-based opportunities than our compensation peer group.

(1)

Performance-based: Represents programs similar to our long-term performance program (Mr. Strange, Mr. Slusser, Mr. Causby, and Mr. Shaner) and our performance-based stock option grant to Mr. Windley (See “Executive Chairman—2013 Performance-Based Stock Option Grant”).

(2)

Time-based: Represents programs similar to our stock option and restricted stock programs with time-based vesting. Although we believe that stock options are performance-based compensation contingent on stock price performance, these charts are intended to reflect vesting provisions.

The Committee strikes a balance of grants that are based solely on:

•	Financial metrics that drive our stock price and enhance shareholder value (annual bonus and long-term performance program);

•	Stock appreciation following grant date to focus our executives on stock price performance (stock options); and

•	The full value of our stock price to enhance retention of key executives (restricted stock).

In order to determine annual award sizes of each type of LTI vehicle, the Committee considers individual performance, potential future contributions to our business, internal equity, and competitive market values, in addition to management’s recommendations.

Long-term performance program: Long-term performance program grants may be denominated in stock or cash. The 2013 grants are denominated in cash and are based on EPS performance. For the original 2013 grants, 50% was subject to fiscal year 2013 performance and 50% was subject to performance at the end of the three-

year measurement period (fiscal year 2015 performance). However, as noted earlier, in response to our Say-on-Pay vote, we amended the original 2013 grants of our NEOs (with each NEO’s consent) to focus solely on performance for fiscal year 2015. With the TSR modifier discussed below, participants may earn from 0% to 240% of target, subject to a $3 million cap.

We also added a TSR modifier such that EPS earned amounts are modified by (a) +20% if we achieve positive three-year TSR and rank first (or tied for first) vs. our competitor set for the 2013 to 2015 measurement period, or (b) -20% if we rank last (or tied for last) for the 2013 to 2015 measurement period. If our actual three-year TSR is zero or negative, no increase will be made for TSR performance, regardless of rank. Our competitor set consists of Almost Family, Inc., Amedisys, Inc., Chemed Corporation, and LHC Group, Inc. We use these four direct competitors for our TSR modifier because their business and their shareholder returns, like Gentiva’s, are directly impacted by Medicare and Medicaid revenue reimbursement rates. We also utilize these four direct competitors as our peer group in our Shareholder Return Performance Graph presented in our Annual Report on Form 10-K.

Stock options: The value of stock options is based solely on stock price appreciation after the grant date. Stock option grants have a seven-year term and one-third of the grant vests on the first, second, and third anniversaries of the grant date. The exercise price is determined based on the volume weighted average price of a share of our common stock on NASDAQ on the grant date. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on NASDAQ on the grant date.

Restricted stock: Restricted stock provides a base level of retention value and incentive for increasing shareholder value. Restricted shares vest no earlier than the end of three years following the grant date.

We amended all of the long-term incentive grants to NEOs in 2013 (with each NEO’s consent) to be subject to our new Recoupment (“Clawback”) Policy and, upon a change in control, the incentives will only automatically vest upon a double trigger (i.e., change in control and termination of service without cause or for good reason within two years following the change in control).

Target Long-Term Incentive Value

The Committee reviews compensation peer group market data annually as provided by its compensation consultant, and the recommendations of our Chief Executive Officer and President, when determining annual LTI targets. The Committee established the target LTI values for our NEOs in November 2010 following our acquisition of Odyssey HealthCare Inc. In October 2012, the Committee reviewed competitive market data and determined that the LTI target structure was competitive and did not need an adjustment. In October 2013, the Committee reviewed competitive market data in light of the Harden acquisition and again determined that 2013 and 2014 targeted LTI values did not need an adjustment (other than Mr. Causby’s promotional increase).

2013 Long-Term Incentive Grants

The Committee performed a comprehensive review of market data, individual and corporate performance criteria, and management recommendations. Based on that review, the Committee approved the following LTI grants in 2013:

	Target Structure		Target Value			2013 Grants
NEO	Salary%	Value	Long-Term Performance Program	Stock Options	Restricted Stock	Long-Term Performance Program	Stock Options	Restricted Stock
Tony Strange	300%	$2,625,000	$1,312,500	$656,250	$656,250	$1,312,500	118,900	60,300
Eric Slusser	200%	$950,000	$475,000	$142,500	$332,500	$475,000	25,800	30,500
David Causby	200%[1]	$850,000	$425,000	$127,500	$297,500	$425,000	23,100	27,300
Jeff Shaner	200%	$850,000	$425,000	$127,500	$297,500	$425,000	23,100	27,300

[1]	The Committee approved an increase to 250% following a promotion effective October 28, 2013.

Executive Chairman—2013 Performance-Based Stock Option Grant

The economic value of Mr. Windley’s performance-based stock option grant was established so that when added to base salary his total compensation opportunity is 65% of our CEO’s total compensation opportunity. The Committee reviewed competitive market data for other Executive Chairman / Chief Executive Officer management structures, as provided by Aon Hewitt, to arrive at this total compensation level. The Committee believes that Mr. Windley’s primary compensation opportunity should be tied to increases in shareholder value and the results of his strategic vision/accomplishments for Gentiva.

On April 4, 2013, Mr. Windley was granted 375,000 stock options with an exercise price of $10.24. The 2013 grant has a seven-year exercise term, and vests according to both time and stock price performance requirements. The time-based vesting requirement is 1/3 per year on the anniversary dates following the grant date. The performance-based vesting requirement (after the amendment noted below) is:

•	1/3 when the 30-day average closing price equals or exceeds $14.00 per share (represents an increase of approximately 37% over grant date);

•	1/3 when the 30-day average closing price equals or exceeds $16.00 per share (represents an increase of approximately 56% over grant date); and

•	1/3 when the 30-day average closing price equals or exceeds $18.00 per share (represents an increase of approximately 76% over grant date).

Mr. Windley will not vest in the full value of this grant unless our stock price increases approximately 76% above the stock price on the grant date and three years have elapsed since the grant date.

We subsequently amended the performance-based stock option grant (with Mr. Windley’s consent):

•	To be subject to the new Recoupment (“Clawback”) Policy;

•

In the event of a change in control, the stock options vest only upon his termination of service without cause or for good reason within two years following the change in control, or upon a change in control if the Committee determines that such termination of service within one year before any change in control was in connection with, or anticipation of, the change in control; and

•	To change from a 20-day average closing price to a 30-day average closing price.

Actual CEO Long-Term Incentive Value—2011 through 2013 Grants

In November 2011, since most of the stock options and restricted stock held by senior management had been issued at much higher prices than the then-current price, our Board of Directors and the Committee became concerned about the potential loss of key members of senior management. See “2013 Business and Performance Highlights—Shareholder Value and Financial Highlights—Three-Year TSR and CEO Compensation—2011 through 2013” above. In order to encourage those key executives to stay with Gentiva, the Committee decided to accelerate the normal 2012 stock option grant to 2011. The Committee did not grant any stock options in 2012.

As a result, the 2011 actual LTI grant value was higher than target and the 2012 actual LTI grant value was lower than target. Specifically, the Committee adjusted each NEO’s total compensation downward in 2012 to account for the accelerated stock option grants in 2011, which included premium stock price vesting requirements.

The 2013 actual LTI grant value has returned to our normal intended targeted value. The increase from 2012 to 2013 is simply the result of a timing difference due to the accelerated stock option grant in 2011 and corresponding decision to not make a stock option grant in 2012.

To illustrate this fact, the following table summarizes actual vs. target LTI values for our CEO for the years 2011, 2012, and 2013.

CEO Example

2011			2012			2013
Target (Salary %)	Target ($ Value)	Actual Grants ($ Value)	Target (Salary %)	Target ($ Value)	Actual Grants ($ Value)	Target (Salary %)	Target ($ Value)	Actual Grants ($ Value)
300%	$2,625,000	$3,581,288	300%	$2,625,000	$1,312,500	300%	$2,625,000	$2,625,000
Actual vs. Target		136%			50%			100%
		$956,288			-$1,312,500			$0

If the value of the accelerated stock option grant was excluded from the 2011 actual value and added to the 2012 actual value, the actual value for 2011 and 2012 would be $2.657 million (+1% vs. target) and $2.237 million (-15% vs. target), respectively.

2011 Long-Term Performance Program—Earned Awards

In January 2011, the Committee approved performance plan awards denominated in cash. The performance criterion was EPS performance for fiscal year 2013. Our adjusted 2013 EPS did not meet the threshold performance requirement; therefore, no awards were earned.

The following table summarizes the original 2011 target grants and the amounts earned based on 2013 EPS achievement. The Committee considered the EPS targets to be “stretch but reasonable” based on business conditions, including the challenges facing the home health and hospice industries, and our publicly announced strategic outlook for 2013.

	2011 Grant Values			2013 EPS Goals			2013 EPS Achievement
NEO	Threshold 50%	Target 100%	Maximum 200%	Threshold 90%	Target 100%	Maximum 120%	Actual EPS	Payout % of Target	Payout Value
Tony Strange	$328,125	$656,250	$1,312,500	$3.26	$3.62	$4.34	$2.32	0%	$0
Eric Slusser	$118,750	$237,500	$475,000	$3.26	$3.62	$4.34	$2.32	0%	$0
David Causby	$106,250	$212,500	$425,000	$3.26	$3.62	$4.34	$2.32	0%	$0
Jeff Shaner	$106,250	$212,500	$425,000	$3.26	$3.62	$4.34	$2.32	0%	$0

Benefits and Perquisites

We provide our executive officers with benefits, such as executive physical and company-paid life insurance, which are described in the footnotes to the Summary Compensation Table and the narrative accompanying the table. We do not provide any additional perquisites.

In 2013, we also maintained the Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan, which provides benefits to our highly-compensated employees as described in the narrative following the Nonqualified Deferred Compensation table below. The plan permits both matching contributions and separate discretionary contributions, which are determined by the Committee. In 2013, the matching contributions for participating executives and employees were 50% of a participant’s contributions that do not exceed 5% of the participant’s compensation, which is the same rate as we provide under our 401(k) plan for all eligible employees. Our matching contributions for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below. Our NEOs are not eligible to participate in Gentiva’s 401(k) plan.

The Committee also made a separate determination to make discretionary contributions under the Nonqualified Deferred Compensation Plan. Discretionary contributions for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below. The Committee took into account that this program is our primary retirement program for our executives. We believe that our deferred compensation benefits aid in retention because participants generally are required to remain with us for at least five years to be entitled to full payment.

We offer employee health and welfare benefits to our employees, including our NEOs. These benefits include health, dental, and vision coverage, life insurance, and disability insurance. We and our employee participants share the program cost.

Stock Ownership Guidelines

Pursuant to our stock ownership guidelines, the guideline is four times base salary for our Chief Executive Officer and President, three times base salary for our Executive Chairman, and two times base salary for other executive officers.

For purposes of the guidelines, ownership is defined as directly holding shares of our common stock, deferred compensation plan shares, restricted stock shares (post-tax), and earned performance share units (post-tax). The officer is not credited with ownership of unearned performance share units or stock options (whether vested or unvested). Each officer subject to the guidelines will have five years to achieve the ownership goal. To promote this achievement, fifty percent of the net shares received from any equity-based awards, after deductions for taxes and exercise costs, will be held until the ownership guidelines are met.

Recoupment (“Clawback”) Policy

In 2013, we adopted a policy to recoup incentive compensation for a material restatement of our financial statements or an award of incentive compensation based on inaccurate financial statements or inaccurate performance measurements/calculations. The new recoupment policy applies to any current or former (a) executive officer of Gentiva and its affiliates who receive incentive compensation, or (b) employee of Gentiva and its affiliates who receives incentive compensation and who is designated by the Committee to be subject to the policy. Incentive compensation includes any cash bonus or incentive award, stock options, restricted stock, long-term, and other non-cash compensation paid or awarded pursuant to any incentive plan. Our 2004 Equity Incentive Plan and our Executive Officers Bonus Plan were both amended to incorporate the new recoupment policy. We also amended the existing 2013 award agreements with our NEOs to be subject to the new policy.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per certain executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation. The Committee intends to maximize the use of performance-based compensation to mitigate the deduction limits. In some situations, however, in order to attract, retain and reward critical executive talent to maximize shareholder value, the loss of a tax deduction may be necessary and appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Victor F. Ganzi, Chairman

Stuart Olsten

Raymond S. Troubh

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, or NEOs, for the services rendered to us in all capacities during the 2013 fiscal year. The following table also sets forth the compensation earned by Messrs. Strange, Slusser, Causby and Shaner in fiscal years 2012 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(5)		Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(6)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)			Total ($)
Tony Strange	2013		$875,000	—		$699,480		$796,641		$0	—		$163,220	(7)		$2,534,341
Chief Executive Officer and President(1)	2012		$875,000	—		—		—		$1,232,813	—		$163,213			$2,271,026
	2011		$875,000	—		$1,421,508		$1,503,529		$0	—		$212,945			$4,012,982

Eric R. Slusser	2013		$475,000	—		$353,800		$172,863		$0	—		$78,494	(8)		$1,080,157
Executive Vice President, Chief Financial Officer and Treasurer	2012 2011	$ $	475,000 475,000	— —	$	— 513,766	$	— 542,646	$ $	476,875 0	— —	$ $	75,913 95,365		$ $	1,027,788 1,626,777

David A. Causby	2013		$447,199	—		$316,680		$154,772		$87,000	—		$65,775	(9)		$1,071,427
Executive Vice President and Chief Operating Officer(2)	2012 2011	$ $	425,000 425,000	— —	$	— 460,526	$	— 490,846	$ $	545,625 0	— —	$ $	49,243 60,045		$ $	1,019,868 1,436,417

Jeff Shaner	2013		$425,000	—		$316,680		$154,772		$0	—		$53,249	(10)		$949,701
Senior Vice President and President(3)	2012		$425,000	—		—		—		$340,625	—		$49,243			$814,868
	2011		$425,000	—		$460,526		$490,846		$0	—		$60,045			$1,436,417

Rodney Windley	2013		$678,279	—		—		$2,080,000		—	—		$121,988	(11)		$2,880,267
Executive Chairman(4)

(1)	Mr. Strange also served as Chairman until February 5, 2013.
(2)	Mr. Causby was promoted from Senior Vice President and President, Home Health Division, on October 28, 2013.
(3)	Mr. Shaner served as Senior Vice President and President, Hospice Division, through October 28, 2013.
(4)	Mr. Windley was elected as Executive Chairman on February 5, 2013.
(5)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.
(6)	The amounts in this column reflect (a) annual incentive compensation earned during the respective year pursuant to the Executive Officers Bonus Plan and (b) the long-term performance cash award payouts earned during the respective year in the three-year performance period pursuant to the 2004 Equity Incentive Plan. Annual cash incentive compensation and performance cash award payouts earned by our NEOs (before taking into account any elective deferrals of such compensation) were as follows:

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentives Performance Cash Awards ($)	Total Non- Equity Incentive Plan Compensation ($)
Tony Strange	2013	$0	$0	$0
	2012	$675,000	$557,813	$1,232,813
	2011	$0	—	$0
Eric R. Slusser	2013	$0	$0	$0
	2012	$476,875	$201,875	$678,750
	2011	$0	—	$0
David A. Causby	2013	$87,000	$0	$87,000
	2012	$365,000	$180,625	$545,625
	2011	$0	—	$0
Jeff Shaner	2013	$0	$0	$0
	2012	$160,000	$180,625	$340,625
	2011	$0	—	$0
Rodney Windley	2013	n/a	n/a	n/a

(7)	This amount for Mr. Strange in 2013 includes company-paid life insurance premiums; and $21,882 in matching contributions and $140,800 in discretionary contributions under our Nonqualified Deferred Compensation Plan.
(8)	This amount for Mr. Slusser in 2013 includes company-paid life insurance premiums; and $18,756 in matching contributions and $59,200 in discretionary contributions under our Nonqualified Deferred Compensation Plan.
(9)	This amount for Mr. Causby in 2013 includes company-paid life insurance premiums; and $20,177 in matching contributions and $45,060 in discretionary contributions under our Nonqualified Deferred Compensation Plan.
(10)	This amount for Mr. Shaner in 2013 includes company-paid life insurance premiums; and $14,631 in matching contributions and $38,080 in discretionary contributions under our Nonqualified Deferred Compensation Plan.
(11)	This amount for Mr. Windley in 2013 includes his director meeting fee as a Director prior to his becoming Executive Chairman on February 5, 2013; and $120,700 in discretionary contributions under our Nonqualified Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)(4)	All Other Option Awards; Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Closing Price ($/Sh)	Grant date fair value of stock and option awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)
Tony Strange	(1)	$437,500	$875,000	$1,750,000
	(2)	$525,000	$1,312,500	$3,000,000
	2/19/13							60,300				$699,480
	2/19/13								118,900	$11.46	$11.60	$796,641
Eric R. Slusser	(1)	$178,125	$356,250	$712,500
	(2)	$190,000	$475,000	$1,140,000
	2/19/13							30,500				$353,800
	2/19/13								25,800	$11.46	$11.60	$172,863
David A. Causby	(1)	$172,584	$345,167	$690,335
	(2)	$170,000	$425,000	$1,020,000
	2/19/13							27,300				$316,680
	2/19/13								23,100	$11.46	$11.60	$154,772
Jeff Shaner	(1)	$159,375	$318,750	$637,500
	(2)	$170,000	$425,000	$1,020,000
	2/19/13							27,300				$316,680
	2/19/13								23,100	$11.46	$11.60	$154,772
Rodney Windley	4/4/13					375,000				$10.24	$10.35	$2,080,000

(1)	The amounts to the right represent annual incentive award opportunities under the Executive Officers Bonus Plan.
(2)	The amounts to the right represent the potential value of the performance cash opportunity awarded under the 2004 Equity Incentive Plan which may be earned by meeting certain performance measures for the fiscal year ended December 31, 2015. Under this award, a recipient may earn 50% of the target award if the threshold performance level is met and 200% of the target award if the maximum performance level is met. In addition, the awards earned may be subsequently increased 20% or decreased 20% based on the Company’s total shareholder return for the three year period ending 12/31/2015. For additional details, see the section entitled “Compensation Discussion and Analysis—Considerations Regarding 2013 Compensation—Long-Term Incentives (“LTI”)” on page 31 of this proxy statement.
(3)	The options vest in three equal installments as follows: (1) 1/3 of the options vests if Mr. Windley has not terminated employment before the first anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $14.00 per share; (2) 1/3 of the options vests if Mr. Windley has not terminated employment before the second anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $16.00 per share; and (3) 1/3 of the options vests if Mr. Windley has not terminated employment before the third anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $18.00 per share. See page 33 of this proxy statement for additional information regarding a 2014 amendment to this award under which the 20-day average under the original award was changed to a 30-day average.
(4)	The amounts in this column reflect restricted stock granted during 2013.
(5)	The amounts in this column reflect stock options granted during 2013.
(6)	The exercise price was determined by calculating the volume weighted average price of a share of our common stock on NASDAQ on the date of grant.
(7)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.

Letter Agreement with Tony Strange

Effective February 28, 2008, we entered into a letter agreement with Tony Strange, replacing a prior letter agreement we had entered into with him in February 2006 in connection with the Healthfield acquisition, which set out the terms and conditions of his employment with us, including his title, salary, bonus opportunity, equity compensation, severance benefits and health and welfare benefits. In connection with the promotion of Mr. Strange to Chief Executive Officer, effective January 1, 2009, we amended the letter agreement to increase Mr. Strange’s annual base salary to $625,000 (which was subsequently increased to $875,000) and his target annual bonus to 100% of base salary.

2004 Equity Incentive Plan

We maintain the Gentiva Health Services, Inc. 2004 Equity Incentive Plan (as amended and restated as of March 16, 2011), as amended by Amendments No. 1 and 2 thereto, which is administered by the Compensation Committee of our Board of Directors. Based in part on the recommendations of our Chief Executive Officer and, for certain matters, the advice of the Committee’s compensation consultant, the Committee designates participants to receive awards, determines the types of awards to be granted, sets the terms and conditions of the awards, and makes all other determinations necessary under the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan authorizes the issuance of up to 7,800,000 shares of common stock and the maximum number of shares for which awards may be granted to any individual participant in any calendar year is 500,000 shares.

The 2004 Equity Incentive Plan permits the Committee to grant stock options, stock appreciation rights, restricted stock, stock units and cash awards. Any award made to an employee may be structured to qualify as a performance based award, so that it is exempt from the one million dollar compensation limit under Section 162(m) of the Internal Revenue Code. The stock options we granted in 2013 have a seven year term and become exercisable ratably on each of the first, second and third anniversaries of the grant date. The stock option grant to Mr. Windley on April 4, 2013 also has a performance-based vesting requirement. See “Executive Chairman—2013 Performance-Based Stock Option Grant” above.

Stock options generally have a one-year minimum vesting requirement but, if granted prior to September 12, 2013, may become fully exercisable upon a change in control, as described below under the heading “Potential Payments Upon Termination or Change in Control.” Options granted on or after September 12, 2013 or granted to NEOs in 2013, however, may become fully exercisable upon a change in control only upon a termination of an optionee’s service by Gentiva other than for cause or by the optionee for “good reason” that occurs on or within two years after a change in control. The exercise price of each option equals or exceeds the fair market value of a share of our common stock on the date of grant. Fair market value is determined by the Committee and, for the 2013 awards, was again determined to be equal to the volume weighted average price of a share of our common stock on NASDAQ on the grant date of the awards. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on NASDAQ on the grant date.

The shares of restricted stock we granted in 2013 have a three-year vesting period. In 2013, we also granted performance cash awards, which are earned by meeting certain performance measures based on fully-diluted earnings per share. For the original 2013 grants, 50% was subject to fiscal year 2013 performance and 50% was subject to performance for fiscal year 2015. However, as noted earlier, we amended the original 2013 grants of our NEOs to focus solely on performance for fiscal year 2015. We also implemented a TSR modifier, measuring performance against our four primary competitors. See the section entitled “Compensation Discussion and Analysis—Long-Term Incentives” above for additional information.

Executive Officers Bonus Plan

We provide our executive officers, other than Mr. Windley, with annual bonuses under our Executive Officers Bonus Plan. The Executive Officers Bonus Plan is administered by the Committee, which has the authority to establish performance goals and formulas for determining awards under the plan each fiscal year, select the executives who are included within the Executive Officers Bonus Plan definition of eligible participants, and determine whether the performance goals for any fiscal year have been achieved. Under the Executive Officers Bonus Plan, the amount of any executive’s annual bonus may not be greater than the lesser of 200% of the executive’s annual base salary or $2.5 million. Annual bonuses are paid in a single lump sum in cash after the end of the fiscal year. Generally, an executive must remain employed through the end of the year to receive an annual bonus, except in certain circumstances as described below under the heading “Potential Payments Upon Termination or Change in Control.” See the section entitled “Compensation Discussion and Analysis—Annual Bonus (Executive Officers Bonus Plan)” for additional information.

Other Benefits and Perquisites

Our executive officers are entitled to an annual executive physical. We pay the full cost of the physical, which is based on contractual rates we negotiated with the provider of the physicals. We also provide our executive officers with life insurance benefits, as described below under the heading “Potential Payments Upon Termination or Change in Control.” We do not provide our executive officers with any other perquisites.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tony Strange	65,000		—		—	$18.22	3/31/2016	—		—	—	—
	70,000		—		—	$19.52	1/5/2017	—		—	—	—
	41,250		13,750	(1)	—	$25.61	1/6/2017	—		—	—	—
	—		17,067	(2)	—	$26.58	1/5/2018	—		—	—	—
	70,000		—		—	$18.54	1/15/2018	—		—	—	—
	203,333		101,667	(3)	—	$5.16	11/9/2018	—		—	—	—
	25,417		12,708	(4)	—	$10.32	11/9/2018	—		—	—	—
	25,417		12,708	(5)	—	$7.74	11/9/2018	—		—	—	—
	62,500		—		—	$28.17	1/5/2019	—		—	—	—
	31,250		—		—	$28.17	1/5/2019	—		—	—	—
	100,000		—		—	$26.43	2/3/2019	—		—	—	—
	—		118,900	(6)	—	$11.46	2/19/2020	—		—	—	—
	—		—		—	—	—	70,900	(7)	$879,869	—	—
	—		—		—	—	—	26,000	(8)	$322,660	—	—
	—		—		—	—	—	60,300	(9)	$748,323	—	—

Eric R. Slusser	50,000		—		—	$24.28	11/5/2016	—		—	—	—
	18,750		6,250	(1)	—	$25.61	1/6/2017	—		—	—	—
	12,333		6,167	(2)	—	$26.58	1/5/2018	—		—	—	—
	73,333		36,667	(3)	—	$5.16	11/9/2018	—		—	—	—
	9,167		4,583	(4)	—	$10.32	11/9/2018	—		—	—	—
	9,167	(6)	4,583	(5)	—	$7.74	11/9/2018	—		—	—	—
	—		25,800	(6)	—	$11.46	2/19/2020	—		—	—	—
	—		—		—	—	—	38,500	(7)	$477,785	—	—
	—		—		—	—	—	9,400	(8)	$116,654	—	—
	—		—		—	—	—	30,500	(9)	$378,505	—	—

David A. Causby	3,200		—		—	$18.22	3/31/2016	—		—	—	—
	6,500		—		—	$16.62	12/7/2016	—		—	—	—
	—		—		—	$16.62	12/7/2016	—		—	—	—
	8,000		—		—	$19.52	1/5/2017	—		—	—	—
	20,000		—		—	$18.54	1/15/2018	—		—	—	—
	25,000		—		—	$26.43	2/3/2019	—		—	—	—
	7,275		2,425	(1)	—	$25.61	1/6/2017	—		—	—	—
	11,067		5,533	(2)	—	$26.58	1/5/2018	—		—	—	—
	28,333		33,333	(3)	—	$5.16	11/9/2018	—		—	—	—
	8,333		4,167	(4)	—	$10.32	11/9/2018	—		—	—	—
	8,333		4,167	(5)	—	$7.74	11/9/2018	—		—	—	—
	—		23,100	(6)	—	$11.46	2/19/2020	—		—	—	—
	—		—		—	—	—	34,400	(7)	$426,904	—	—
	—		—		—	—	—	8,400	(8)	$104,244	—	—
	—		—		—	—	—	27,300	(9)	$338,793	—	—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Shaner	5,000	—		—	$18.22	3/31/2016	—		—	—	—
	10,000	—		—	$19.52	1/5/2017	—		—	—	—
	5,000	—		—	$18.54	1/15/2018	—		—	—	—
	25,000	—		—	$26.43	2/3/2019	—		—	—	—
	7,275	2,425	(1)	—	$25.61	1/6/2017	—		—	—	—
	11,067	5,533	(2)	—	$26.58	1/5/2018	—		—	—	—
	38,467	33,333	(3)	—	$5.16	11/9/2018	—		—	—	—
	8,333	4,167	(4)	—	$10.32	11/9/2018	—		—	—	—
	8,333	4,167	(5)	—	$7.74	11/9/2018	—		—	—	—
	—	23,100	(6)	—	$11.46	2/19/2020	—		—	—	—
	—			—	—	—	34,400	(7)	$426,904	—	—
	—			—	—	—	8,400	(8)	$104,244	—	—
	—			—	—	—	27,300	(9)	$338,793	—

Rodney Windley	—	375,000	(10)	—	$10.24	4/4/2020	—		—	—	—

(1)	These options were granted on January 6, 2010 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(2)	These options were granted on January 5, 2011 and vest over three years, with 33.33% vesting on each of the first, second and third anniversaries of the date of grant.
(3)	These options were granted on November 9, 2011 and vest over three years, with 33.33% vesting on each of the first, second and third anniversaries of the date of grant.
(4)	These options were granted on November 9, 2011 and vest over three years, with 33.33% vesting on each of the first, second and third anniversaries of the date of grant.
(5)	These options were granted on November 9, 2011 and vest over three years, with 33.33% vesting on each of the first, second and third anniversaries of the date of grant.
(6)	These options were granted on February 19, 2013 and vest over three years, with 33.33% vesting on each of the first, second and third anniversaries of the date of grant.
(7)	These shares of restricted stock were granted on November 15, 2010 and vest 100% five years from the grant date.
(8)	These shares of restricted stock were granted on January 5, 2011 and vest 100% three years from the grant date.
(9)	These shares of restricted stock were granted on February 19, 2013 and vest 100% three years from the grant date.
(10)	The options vest in three equal installments as follows: (1) 1/3 of the options vests if Mr. Windley has not terminated employment before the first anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $14.00 per share; (2) 1/3 of the options vests if Mr. Windley has not terminated employment before the second anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $16.00 per share; and (3) 1/3 of the options vests if Mr. Windley has not terminated employment before the third anniversary of the grant date and at any time after the grant date the 30-day average closing price of our common stock equals or exceeds $18.00 per share. See page 33 of this proxy statement for additional information regarding a 2014 amendment to this award under which the 20-day average under the original award was changed to a 30-day average.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013

The following table sets forth information regarding exercises of stock options by our NEOs and their stock that vested during the 2013 fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony Strange	—	—	74,800	$912,068
Eric R. Slusser	—	—	28,000	$337,271
David A. Causby	5,000	$35,450	21,000	$256,626
Jeff Shaner	28,200	$165,749	21,000	$256,626
Rodney Windley	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

The following table sets forth information regarding deferred compensation arrangements that are not tax qualified for our NEOs:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Tony Strange
Nonqualified Deferred Compensation Plan	$52,516	$162,682	$355,759	—	$1,991,791
Eric R. Slusser
Nonqualified Deferred Compensation Plan	$45,016	$77,956	$89,452	—	$555,356
David A. Causby
Nonqualified Deferred Compensation Plan	$64,567	$65,237	$175,090	—	$824,220
Jeff Shaner
Nonqualified Deferred Compensation Plan	$58,021	$52,711	$90,370	—	$514,667
Rodney Windley
Nonqualified Deferred Compensation Plan	—	$120,700	—	—	$120,700
Director Deferred Stock Unit Awards	—	—	$83,579		$439,500

(1)	The “Executive Contributions in Last FY” reflect executive deferrals of salary and/or incentives and were included in the amounts reported in the Summary Compensation Table.
(2)	The “Registrant Contributions in Last FY” column were reported under “All Other Compensation” in the Summary Compensation Table and include our matching contributions from 2013 and discretionary retirement contributions that were actually made during 2014 with respect to the 2013 plan year,
(3)	Amounts reflect earnings on deferred amounts. Under Securities and Exchange Commission rules, none of the amounts represent above market earnings, and were thus not reported in the Summary Compensation Table.

(4)	The amounts in this column include the following amounts that have been reported in the Summary Compensation Table since the 2006 reporting period.

Name	Amount	Summary Compensation Table Reporting Years
Tony Strange	$1,429,939	Reported in Summary Compensation Table since 2006
Eric R. Slusser	$438,592	Reported in Summary Compensation Table since 2010
David A. Causby	$333,739	Reported in Summary Compensation Table since 2011
Jeff Shaner	$312,294	Reported in Summary Compensation Table since 2011
Rodney Windley	$120,700	Reported in Summary Compensation Table since 2013

Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan

Our NEOs are eligible to participate in the Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan (the “NQ Plan”), which is a nonqualified defined contribution plan covering our highly compensated employees. In August 2007, our Board of Directors adopted, effective November 1, 2007, the NQ Plan to effectively “spin-off” from Gentiva’s then existing Nonqualified Retirement and Savings Plan a new plan that generally retained the economic terms of the then existing plan, but reflected necessary amendments based on the final regulations under Section 409A of the Internal Revenue Code. The NQ Plan applies to eligible highly compensated employees, including the NEOs, and includes all amounts deferred after December 31, 2004 as well as after-tax contributions. The then existing plan was amended to freeze that plan such that no further contributions would be made to that plan effective November 1, 2007.

Under the NQ Plan, our executives may contribute up to 30% of their base salary and up to 75% of their bonuses, each on a pre-tax and/or after-tax basis. The NQ Plan permits us to make both matching contributions and separate discretionary contributions, which are determined by the committee. In 2013, we matched 50% of a participant’s contributions that do not exceed 5% of the participant’s compensation (for a contribution up to 2.5% of compensation). The Committee also made a separate determination to make discretionary contributions under the NQ Plan. The Committee reviewed historical amounts and then established a discretionary contribution for each participant. Employees must be employed on the date the contribution is credited to the participants’ accounts to receive the contribution.

Participants become 25% vested in our matching contributions and, except as otherwise may be specified, vested in discretionary contributions after completing two years of service with us, 50% vested after three years of service, 75% vested after four years of service, and 100% vested after five years of service. Participants also generally become fully vested upon termination of employment due to their death or disability, and upon a change in control, as described more fully in the section below entitled “Potential Payments Upon Termination or Change in Control.” Additionally, in order to comply with Section 409A of the Internal Revenue Code, the NQ Plan limits the timing of distributions and deferral elections as required by the Internal Revenue Code. A participant is always 100% vested in his or her own contributions.

Contributions under the NQ Plan are credited to a bookkeeping account for the participant. Each account is adjusted for earnings and losses based on the performance of investment options, principally mutual funds, the participant selects. Subject to the requirements of Section 409A of the Internal Revenue Code, distributions under the NQ Plan are generally made in a lump sum or up to ten annual installments, as the participant elects, following termination of employment. A participant may request a withdrawal during employment of any after-tax contributions, subject to pro-rated forfeiture of the match contribution made after January 1, 2012, or of other contributions in the event of an unforeseeable emergency. A participant’s after-tax contributions are set aside in a trust for the benefit of the participant. All pre-tax contributions are unfunded and payable from our general assets, although we have set aside funds in a trust to help us pay those benefits. The assets in this trust are subject to the claims of our general creditors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs following termination of employment or upon a change in control of Gentiva. In the first part of this section, we describe benefits that will be provided under our severance and change in control agreements, which are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. At the end of this section, we describe termination and change in control benefits provided under other general plans and arrangements that apply to any participating executive officer.

Executive Officer Change in Control Agreements

During 2013, we had change in control agreements in place with Messrs. Strange, Slusser, Causby, Shaner and Windley. These agreements, whose terms extended until February 26, 2014, generally provided benefits in the event of a change in control if (1) the executive’s employment is terminated by us without “cause” or by the executive for “good reason” and (2) the termination is within two years after a change in control. In addition, the executive officer receives the benefit of the agreement if we terminate the executive without “cause” within one year before a change in control, if the termination arises in connection with the change in control.

Under the change in control agreements, “cause” generally meant the executive’s:

•	felony conviction;

•	act of willful fraud, dishonesty or moral turpitude;

•	willful and continued failure to substantially perform the executive’s duties for us, which is not corrected after we make a written demand; or

•	willful engaging in conduct which is demonstrably and materially injurious to us.

No benefits were payable under a change in control agreement if an executive’s employment was terminated for “cause.”

Termination for “good reason” generally meant, unless remedied by us within 30 days after receipt of written notice from the executive, the executive terminated due to:

•	a material reduction in the executive’s annual base salary except as part of a general reduction for all of our executive officers unless such reduction exceeds 20% of base salary;

•

our relocation of the executive more than 40 miles farther from the executive’s principal residence than was the executive’s office location immediately before the “protection period” under the change in control agreement;

•

our failure to maintain benefits not materially less favorable as those in place before the change in control or taking any action that would reduce the executive’s benefits, other than a minor reduction that applies to all participants;

•	a material reduction in the executive’s positions, duties and responsibilities;

•	our failure to have a successor assume the change in control agreement; or

•	our attempt to terminate the executive for cause or without cause without giving the executive advance written notice.

A change in control would generally occur the same as in our 2004 Equity Incentive Plan, as described below, except that our change in control agreements in effect during 2013 had not been updated to reflect the clarifying change made to our 2004 Equity Incentive Plan regarding a majority of the nominees in a contested election failing to be elected. No event would constitute a change in control, however, unless that event was also a “change in control event” as defined in the regulations issued under Section 409A of the Internal Revenue Code.

The benefits provided under the change in control agreement generally were:

•	base salary through the date of termination of employment, together with payment for unused vacation;

•

a lump sum equal to two times the executive’s base salary and target annual bonus for the year of termination or average annual bonus for the three years before the year of termination, whichever is higher;

•	pro rata share of the target annual bonus for the year of termination without regard to whether the performance goals are attained;

•

continued health, life, disability and other employee welfare benefits on the same basis as an active employee for the lesser of two years or until the executive is provided substantially similar benefits by another employer;

•

full vesting of the executive’s options, other equity-based awards and performance cash awards and continued exercisability of stock options for one year following termination (but not beyond the original full term of the stock option) or for such period of time as may be provided under the plan under which the stock options were granted, whichever is longer;

•	accelerated vesting of any accrued retirement benefits;

•	additional cash payments for any equity or incentive awards that are forfeited in connection with certain terminations of employment within the one year period before a change of control occurs; and

•	outplacement services for up to 12 months.

Under certain circumstances, the above benefits could be reduced in order to avoid the incurrence of excise taxes by the executives and the loss of a tax deduction to us. In addition, we were required to pay the executive’s legal fees if the executive prevailed in a dispute with us relating to the change in control agreement. The executives were not required to seek other employment or otherwise mitigate any damages that were caused as a result of a change in control, but they were required to keep our confidential information private.

On October 28, 2013, our Board of Directors authorized the entry into new change in control agreements with Messrs. Strange, Slusser, Causby, Shaner and Windley. These agreements supersede the change in control agreements previously entered into between Gentiva and such executive officers. The term of the new change in control agreements will expire on February 26, 2017 unless terminated earlier as set forth in the agreements.

The new change in control agreements provide for substantially the same benefits as the prior agreements as described above, with the exception of the following principal changes:

•

the definition of “change in control” was modified to clarify that a change in control is deemed to not have occurred unless such event constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder;

•	the definition of “cause” was expanded to include a plea of guilty or nolo contendere of a felony;

•

the change in control agreements were revised to clarify that a reduction in benefits under our employee benefit plans that are maintained for Gentiva’s non-executive employees and that apply equally to all participants in the plans shall not constitute “good reason” for termination by the executive; and

•

the change in control agreements were revised to provide that payments to an executive for termination of employment for “cause” or by the executive for “good reason” within a “protection period” would be in a lump sum and would include any earned by unused paid time off in accordance with our general paid time off policy, and that the executive would be responsible for any federal, state of local tax with respect to the continuation of insurance benefits upon termination of employment for “cause” or by the executive for “good reason” within a “protection period.” The “protection period” in the agreements is defined as the period beginning on the date of a change in control and ending on the second anniversary of the date on which the change in control occurs.

Severance Agreements

We have in place severance agreements with Messrs. Strange, Slusser, Causby, Shaner and Windley. These severance agreements provide severance benefits if we terminate the officer other than for “cause,” or if, subject to certain notice and cure provisions, the officer terminates his employment within 60 days after we reduce the officer’s base salary, other than a general salary reduction that applies to a majority of our salaried employees.

“Cause” in the agreements is generally defined as the officer’s:

•	conviction for any felony;

•	act of willful fraud, dishonesty or moral turpitude;

•	controlled substance abuse;

•	abuse of alcohol or drugs that interferes with or affects responsibilities to us or negatively reflects upon our integrity or reputation;

•	gross negligence that is materially injurious to us;

•	violation of any express written directions or any reasonable written policy or procedure we may establish regarding the conduct of our business; or

•	violation of any material term and condition of the severance agreement.

The severance benefits generally consist of:

•	continued base salary for 12 months;

•	an additional cash payment in an amount equal to one times the executive’s target annual bonus for the year of termination;

•	a pro rata share of the target annual bonus for the year of termination (subject to attainment of the performance goals established for such year);

•	outplacement services for up to 12 months; and

•

continued health benefits for up to 12 months on the same basis as active employees for the same period, or until the executive obtains similar health benefits from a new employer, whichever comes first.

No benefits are payable under the severance agreement if benefits are payable under the officer’s change in control agreement. Pursuant to the severance agreements, the officers agreed to sign a general release following termination. In addition, separate non-solicitation, non-competition and confidentiality agreements with each of our executives contain valuable covenants to protect our confidentiality, as well as non-competition and non-solicitation covenants that protect our business.

Mr. Strange

The following table shows the potential payments to Mr. Strange assuming termination of employment on December 31, 2013, the last business day of our 2013 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Tony Strange
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination Following Change in Control		Amounts Due Upon Change in Control
Compensation:
Base Salary	$875,000	(1)	$1,750,000	(2)	—
Target Annual Cash Incentive	$875,000	(1)	$1,750,000	(2)	—
Pro-Rata Cash Incentive	—	(1)	$875,000	(2)	—
Stock Option Vesting	—		$935,947	(3)	$822,992	(4)
Restricted Stock Vesting	—		$1,950,852	(5)	$1,202,529	(6)
2012 Performance Cash Award Vesting	—		$1,214,063	(7)	$1,214,063	(8)
2013 Performance Cash Award Vesting	—		$1,312,500	(7)	—

Benefits and Perquisites:
Retirement Plan Vesting	—		—	(9)	—
Health and Welfare Benefits	$14,200	(10)	$28,600	(11)	—
Life Insurance	—		$1,100	(11)	—
Executive Physical	—		$8,800	(11)	—
Outplacement Services	$30,000	(12)	$30,000	(12)	—
Excise Tax Cut Back	—		—	(13)	—	(13)

Total	$1,794,200		$9,856,862		$3,239,584

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary and a full year target annual cash incentive would be paid. In addition, if Mr. Strange had been terminated during 2013 without cause or within 60 days of a salary reduction, he would have been paid a pro rata share of his annual cash incentive based on the level of attainment of performance goals. For purposes of this table, it is assumed that, if Mr. Strange had been terminated on December 31, 2013, the pro-rata annual cash incentive he would have been paid would have been equal to 0% of his target annual cash incentive. This assumption is based on the fact that no annual cash incentive was paid to him for the 2013 fiscal year.
(2)	For termination following a change in control, assumes two times both the salary and the greater of either (i) Mr. Strange’s target annual cash incentive for the year that includes his termination of employment, or (ii) the annual cash incentive averaged for the three years immediately prior to the year that includes the date of his termination of employment would be paid. In addition, if Mr. Strange had been terminated during 2013 due to a change in control, he would have been paid a pro rata share of his annual cash incentive at target regardless of the level of attainment of performance goals. For purposes of this table, it is assumed that if Mr. Strange had been terminated on December 31, 2013, he would have been paid his full target annual cash incentive.
(3)	Payment upon termination was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a termination following a change in control.
(4)	Payment upon a change in control was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options granted before 2013 for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.

(5)	Payment upon termination following a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date.
(6)	Payment upon a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date that were granted before 2013. Restricted stock granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.
(7)	For purposes of this table, payment upon termination following a change of control of any unvested performance cash awards made under the Equity Plan assumes such cash awards vest at target or earned value.
(8)	For purposes of this table, payment upon a change of control of any unvested performance cash awards made under the Equity Plan prior to 2013 assumes such cash awards vest at target or earned value upon a change in control. Termination of employment is not required for the accelerated vesting of the performance cash awards made prior to 2013.
(9)	Pursuant to the Nonqualified Deferred Compensation Plan’s vesting schedule, Mr. Strange is already 100% vested.
(10)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2013 through the end of the severance period.
(11)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2013 at current rates for two years. For executive physical, assumes that Mr. Strange uses the benefit twice during this period.
(12)	Upon either termination without cause or termination within 60 days of a salary reduction or upon termination following a change in control, Mr. Strange would be entitled to outplacement services for up to twelve months at a cost to Gentiva not to exceed $30,000.
(13)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Strange’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Strange’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. However, the agreement provides that no reduction in the above benefits and payments for the purpose of avoiding the incurrence of the 20% Federal excise tax will be applied if the net after-tax benefit (after taking into account Federal, state, local and other income, employment, self-employment and excise taxes) to which Mr. Strange would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to Mr. Strange resulting from the receipt of such benefits and payments with such reduction. The amounts reflected above do not include a reduction to avoid the 20% Federal excise tax.

Mr. Slusser

The following table shows the potential payments to Mr. Slusser assuming termination of employment on December 31, 2013, the last business day of our 2013 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Eric R. Slusser
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination Following Change in Control		Amounts Due Upon Change in Control
Compensation:
Base Salary	$475,000	(1)	$950,000	(2)	—
Target Annual Cash Incentive	$356,250	(1)	$712,500	(2)	—
Pro-Rata Cash Incentive	$—	(1)	$356,250	(2)	—
Stock Option Vesting	—		$321,327	(3)	$296,817	(4)
Restricted Stock Vesting	—		$972,944	(5)	$594,439	(6)
2012 Performance Cash Award Vesting	—		$439,375	(7)	$439,375	(8)
2013 Performance Cash Award Vesting	—		$475,000	(7)	—

Benefits and Perquisites:
Retirement Plan Vesting	$—		$68,550	(9)	$68,550	(9)
Health and Welfare Benefits	$14,200	(10)	$28,600	(11)	—
Life Insurance	—		$1,100	(11)	—
Executive Physical	—		$8,800	(11)	—
Outplacement Services	$30,000	(12)	$30,000	(12)	—
Excise Tax Cut Back	—		—	(13)	—	(13)

Total	$875,450		$4,364,446		$1,399,181

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary and a full year target annual cash incentive would be paid. In addition, if Mr. Slusser had been terminated during 2013 without cause or within 60 days of a salary reduction, he would have been paid a pro rata share of his annual cash incentive based on the level of attainment of performance goals. For purposes of this table, it is assumed that, if Mr. Slusser had been terminated on December 31, 2013, the pro-rata annual cash incentive he would have been paid would have been equal to 0% of his target annual cash incentive. This assumption is based on the fact that no annual cash incentive was paid to him for the 2013 fiscal year.
(2)	For termination following a change in control, assumes two times both the salary and the greater of either (i) Mr. Slusser’s target annual cash incentive for the year that includes his termination of employment, or (ii) the annual cash incentive averaged for the three years immediately prior to the year that includes the date of his termination of employment would be paid. In addition, if Mr. Slusser had been terminated during 2013 due to a change in control, he would have been paid a pro rata share of his annual cash incentive at target regardless of the level of attainment of performance goals. For purposes of this table, it is assumed that if Mr. Slusser had been terminated on December 31, 2013, he would have been paid his full target annual cash incentive.
(3)	Payment upon termination was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a termination following a change in control.
(4)	Payment upon a change in control was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options granted before 2013 for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.

(5)	Payment upon termination following a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date.
(6)	Payment upon a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date that were granted before 2013. Restricted stock granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.
(7)	For purposes of this table, payment upon termination following a change of control of any unvested performance cash awards made under the Equity Plan assumes such cash awards vest at target or earned value.
(8)	For purposes of this table, payment upon a change of control of any unvested performance cash awards made under the Equity Plan prior to 2013 assumes such cash awards vest at target or earned value upon a change in control. Termination of employment is not required for the accelerated vesting of the performance cash awards made prior to 2013.
(9)	Pursuant to the Nonqualified Deferred Compensation Plan’s vesting schedule, Mr. Slusser is already 75% vested. Upon a change in control, the remaining 25% of Mr. Slusser’s account balance related to employer contributions fully vests.
(10)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2013 through the end of the severance period.
(11)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2013 at current rates for two years. For executive physical, assumes that Mr. Slusser uses the benefit twice during this period.
(12)	Upon either termination without cause or termination within 60 days of a salary reduction or upon termination following a change in control, Mr. Slusser would be entitled to outplacement services for up to twelve months at a cost to Gentiva not to exceed $30,000.
(13)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Slusser’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Slusser’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. However, the agreement provides that no reduction in the above benefits and payments for the purpose of avoiding the incurrence of the 20% Federal excise tax will be applied if the net after-tax benefit (after taking into account Federal, state, local and other income, employment, self-employment and excise taxes) to which Mr. Slusser would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to Mr. Slusser resulting from the receipt of such benefits and payments with such reduction. The amounts reflected above do not include a reduction to avoid the 20% Federal excise tax.

Mr. Causby

The following table shows the potential payments to Mr. Causby assuming termination of employment on December 31, 2013, the last business day of our 2013 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

David A. Causby
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination Following Change in Control		Amounts Due Upon Change in Control
Compensation:
Base Salary	$550,000	(1)	$1,100,000	(2)	—
Target Annual Cash Incentive	$345,167	(1)	$690,335	(2)	—
Pro-Rata Cash Incentive	$87,000	(1)	$345,167	(2)	—
Stock Option Vesting	—		$291,778	(3)	$269,833	(4)
Restricted Stock Vesting	—		$869,941	(5)	$531,148	(6)
2012 Performance Cash Award Vesting	—		$393,125	(7)	$393,125	(8)
2013 Performance Cash Award Vesting	—		$425,000	(7)	—

Benefits and Perquisites:
Retirement Plan Vesting	$—		—	(9)	—
Health and Welfare Benefits	$14,200	(10)	$28,600	(11)	—
Life Insurance	—		$1,100	(11)	—
Executive Physical	—		$8,800	(11)	—
Outplacement Services	$30,000	(12)	$30,000	(12)	—
Excise Tax Cut Back	—		—	(13)	—	(13)

Total	$1,026,367		$4,183,846		$1,194,106

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary and a full year target annual cash incentive would be paid. In addition, if Mr. Causby had been terminated during 2013 without cause or within 60 days of a salary reduction, he would have been paid a pro rata share of his annual cash incentive based on the level of attainment of performance goals. For purposes of this table, it is assumed that, if Mr. Causby had been terminated on December 31, 2013, the pro-rata annual cash incentive he would have been paid would have been equal to his actual annual cash incentive ($87,000).
(2)	For termination following a change in control, assumes two times both the salary and the greater of either (i) Mr. Causby’s target annual cash incentive for the year that includes his termination of employment, or (ii) the annual cash incentive averaged for the three years immediately prior to the year that includes the date of his termination of employment would be paid. In addition, if Mr. Causby had been terminated during 2013 due to a change in control, he would have been paid a pro rata share of his annual cash incentive at target regardless of the level of attainment of performance goals. For purposes of this table, it is assumed that if Mr. Causby had been terminated on December 31, 2013, he would have been paid his full target annual cash incentive.
(3)	Payment upon termination was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a termination following a change in control.
(4)	Payment upon a change in control was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options granted before 2013 for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.

(5)	Payment upon termination following a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date.
(6)	Payment upon a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date that were granted before 2013. Restricted stock granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.
(7)	For purposes of this table, payment upon termination following a change of control of any unvested performance cash awards made under the Equity Plan assumes such cash awards vest at target or earned value.
(8)	For purposes of this table, payment upon a change of control of any unvested performance cash awards made under the Equity Plan prior to 2013 assumes such cash awards vest at target or earned value upon a change in control. Termination of employment is not required for the accelerated vesting of the performance cash awards made prior to 2013.
(9)	Pursuant to the Nonqualified Deferred Compensation Plan’s vesting schedule, Mr. Causby is already 100% vested.
(10)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2013 through the end of the severance period.
(11)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2013 at current rates for two years. For executive physical, assumes that Mr. Causby uses the benefit twice during this period.
(12)	Upon either termination without cause or termination within 60 days of a salary reduction or upon termination following a change in control, Mr. Causby would be entitled to outplacement services for up to twelve months at a cost to Gentiva not to exceed $30,000.
(13)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Causby’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Causby’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. However, the agreement provides that no reduction in the above benefits and payments for the purpose of avoiding the incurrence of the 20% Federal excise tax will be applied if the net after-tax benefit (after taking into account Federal, state, local and other income, employment, self-employment and excise taxes) to which Mr. Causby would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to Mr. Causby resulting from the receipt of such benefits and payments with such reduction. The amounts reflected above do not include a reduction to avoid the 20% Federal excise tax.

Mr. Shaner

The following table shows the potential payments to Mr. Shaner assuming termination of employment on December 31, 2013, the last business day of our 2013 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Jeff Shaner
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination Following Change in Control		Amounts Due Upon Change in Control
Compensation:
Base Salary	$425,000	(1)	$850,000	(2)	—
Target Annual Cash Incentive	$318,750	(1)	$637,500	(2)	—
Pro-Rata Cash Incentive	—	(1)	$318,750	(2)	—
Stock Option Vesting	—		$291,778	(3)	$269,833	(4)
Restricted Stock Vesting	—		$869,941	(5)	$531,148	(6)
2012 Performance Cash Award Vesting	—		$393,125	(7)	$393,125	(8)
2013 Performance Cash Award Vesting	—		425,000	(7)	—

Benefits and Perquisites:
Retirement Plan Vesting	—		—	(9)	—
Health and Welfare Benefits	$14,200	(10)	$28,600	(11)	—
Life Insurance	—		$1,100	(11)	—
Executive Physical	—		$8,800	(11)	—
Outplacement Services	$30,000	(12)	$30,000	(12)	—
Excise Tax Cut Back	—		—	(13)	—	(13)

Total	$787,950		$3,854,594		$1,194,106

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary and a full year target annual cash incentive would be paid. In addition, if Mr. Shaner had been terminated during 2013 without cause or within 60 days of a salary reduction, he would have been paid a pro rata share of his annual cash incentive based on the level of attainment of performance goals. For purposes of this table, it is assumed that, if Mr. Shaner had been terminated on December 31, 2013, the pro-rata annual cash incentive he would have been paid would have been equal to 0% of his target annual cash incentive. This assumption is based on the fact that no annual cash incentive was paid to him for the 2013 fiscal year.
(2)	For termination following a change in control, assumes two times both the salary and the greater of either (i) Mr. Shaner’s target annual cash incentive for the year that includes his termination of employment, or (ii) the annual cash incentive averaged for the three years immediately prior to the year that includes the date of his termination of employment would be paid. In addition, if Mr. Shaner had been terminated during 2013 due to a change in control, he would have been paid a pro rata share of his annual cash incentive at target regardless of the level of attainment of performance goals. For purposes of this table, it is assumed that if Mr. Shaner had been terminated on December 31, 2013, he would have been paid his full target annual cash incentive.
(3)	Payment upon termination was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a termination following a change in control.
(4)	Payment upon a change in control was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options granted before 2013 for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.

(5)	Payment upon termination following a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date.
(6)	Payment upon a change in control was determined by multiplying the closing price of our common stock on December 31, 2013 by the number of unvested shares of restricted stock as of that date that were granted before 2013. Restricted stock granted before 2013 would fully vest upon a change in control pursuant to the Equity Plan.
(7)	For purposes of this table, payment upon termination following a change of control of any unvested performance cash awards made under the Equity Plan assumes such cash awards vest at target or earned value.
(8)	For purposes of this table, payment upon a change of control of any unvested performance cash awards made under the Equity Plan prior to 2013 assumes such cash awards vest at target or earned value upon a change in control. Termination of employment is not required for the accelerated vesting of the performance cash awards made prior to 2013.
(9)	Pursuant to the Nonqualified Deferred Compensation Plan’s vesting schedule, Mr. Shaner is already 100% vested.
(10)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2013 through the end of the severance period.
(11)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2013 at current rates for two years. For executive physical, assumes that Mr. Shaner uses the benefit twice during this period.
(12)	Upon either termination without cause or termination within 60 days of a salary reduction or upon termination following a change in control, Mr. Shaner would be entitled to outplacement services for up to twelve months at a cost to Gentiva not to exceed $30,000.
(13)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Shaner’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Shaner’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. However, the agreement provides that no reduction in the above benefits and payments for the purpose of avoiding the incurrence of the 20% Federal excise tax will be applied if the net after-tax benefit (after taking into account Federal, state, local and other income, employment, self-employment and excise taxes) to which Mr. Shaner would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to Mr. Shaner resulting from the receipt of such benefits and payments with such reduction. The amounts reflected above do not include a reduction to avoid the 20% Federal excise tax.

Mr. Windley

The following table shows the potential payments to Mr. Windley assuming termination of employment on December 31, 2013, the last business day of our 2013 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Rodney Windley
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination Following Change in Control		Amounts Due Upon Change in Control
Compensation:
Base Salary	$750,000	(1)	$1,500,000	(2)		—
Target Annual Cash Incentive	$—	(1)	$—	(2)		—
Pro-Rata Cash Incentive	$—	(1)	$—	(2)		—
Stock Option Vesting	—		$813,750	(3)		—	(4)
Restricted Stock Vesting	—		$—	(5)		—	(6)
2012 Performance Cash Award Vesting	—		$—	(7)		—	(8)
2013 Performance Cash Award Vesting	—		$—	(7)		—

Benefits and Perquisites:
Retirement Plan Vesting	—		—	(9)		—
Health and Welfare Benefits	$14,200	(10)	$28,600	(11)		—
Life Insurance	—		$1,100	(11)		—
Executive Physical	—		$8,800	(11)		—
Outplacement Services	$30,000	(12)	$30,000	(12)		—
Excise Tax Cut Back	—		—	(13)		—	(13)

Total	$794,200		$2,382,250		$

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary and a full year target annual cash incentive would be paid. In addition, if Mr. Windley had been terminated during 2013 without cause or within 60 days of a salary reduction, he would have been paid a pro rata share of his annual cash incentive based on the level of attainment of performance goals. Since Mr. Windley did not participate in the annual incentive plan, he would have only been entitled to 12 months of salary.
(2)	For termination following a change in control, assumes two times both the salary and the greater of either (i) Mr. Windley’s target annual cash incentive for the year that includes his termination of employment, or (ii) the annual cash incentive averaged for the three years immediately prior to the year that includes the date of his termination of employment would be paid. In addition, if Mr. Windley had been terminated during 2013 due to a change in control, he would have been paid a pro rata share of his annual cash incentive at target regardless of the level of attainment of performance goals. Since Mr. Windley did not participate in the annual incentive plan, he would have only been entitled to 24 months of salary.
(3)	Payment upon termination was determined by calculating the difference between the closing price of our common stock on December 31, 2013 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2013 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a termination following a change in control.
(4)	None of Mr. Windley’s stock options vest upon a change in control.
(5)	Mr. Windley has not been granted any shares of restricted stock.
(6)	Mr. Windley has not been granted any shares of restricted stock.
(7)	Mr. Windley has not been awarded any performance cash awards.
(8)	Mr. Windley has not been awarded any performance cash awards.

(9)	Pursuant to the Nonqualified Deferred Compensation Plan’s vesting schedule, Mr. Windley is already 100% vested.
(10)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2013 through the end of the severance period.
(11)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2013 at current rates for two years. For executive physical, assumes that Mr. Windley uses the benefit twice during this period.
(12)	Upon either termination without cause or termination within 60 days of a salary reduction or upon termination following a change in control, Mr. Windley would be entitled to outplacement services for up to twelve months at a cost to Gentiva not to exceed $30,000.
(13)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Windley’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Windley’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. However, the agreement provides that no reduction in the above benefits and payments for the purpose of avoiding the incurrence of the 20% Federal excise tax will be applied if the net after-tax benefit (after taking into account Federal, state, local and other income, employment, self-employment and excise taxes) to which Mr. Windley would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to Mr. Windley resulting from the receipt of such benefits and payments with such reduction. The amounts reflected above do not include a reduction to avoid the 20% Federal excise tax.

Executive Officers Bonus Plan

Generally, our executives must remain employed through the end of the year to receive payment of their annual bonuses under our Executive Officers Bonus Plan. However, if an executive were to terminate during the year due to death, disability or retirement, the executive would receive a prorated award. Upon termination under any of these circumstances on December 31, 2013, the last day of our 2013 fiscal year, Mr. Strange would have received $0, Mr. Slusser would have received $0, Mr. Causby would have received $87,000, Mr. Shaner would have received $0 and Mr. Windley would have received $0 as he is not a participant.

Life Insurance

For employees with annual base salaries over $150,000 per year, including our NEOs, we pay for an individual term life insurance policy that provides benefits equal to one times the employee’s annual base salary, subject to a maximum benefit of $350,000. If any of our NEOs had terminated due to death on December 31, 2013, the officer would have received benefits under this policy equal to $350,000. These amounts would be payable by the insurance company that issued the life insurance policies.

2004 Equity Incentive Plan

Restricted stock, performance share units and cash awards granted to an individual under the 2004 Equity Incentive Plan that have not yet vested shall be forfeited upon the individual’s termination of service, unless otherwise provided in the award agreement.

If an individual is granted stock options under the 2004 Equity Incentive Plan (an “optionee”) and such optionee’s employment terminates due to death, disability or retirement, any exercisable stock options expire on the earlier of 12 months following termination of the optionee’s employment or the expiration of the options’ stated term. Retirement means termination of service at age 55 or later with ten or more years of service, at age 62 or later with five or more years of service, at age 65 or later, or at such other age as the Compensation

Committee may determine. If an optionee’s employment terminates for cause, all outstanding stock options terminate immediately. If an optionee’s employment terminates for any other reason, any exercisable stock options expire on the earlier of 90 days following termination of the optionee’s service or the expiration of their stated term. “Cause” means:

•	the optionee’s conviction or plea of guilty or nolo contendere to a felony;

•	any act of willful fraud, dishonesty or moral turpitude; or

•	any willful and material breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for our benefit.

If there is a change in control of Gentiva, then all outstanding stock options, stock appreciation rights and any other awards under the 2004 Equity Incentive Plan, if granted prior to September 12, 2013, will immediately become vested and exercisable, any restrictions on restricted stock awards, performance share units or performance cash awards will immediately lapse and all awards would remain exercisable for the remainder of their terms, even if the award recipient were to terminate employment. All outstanding stock options, stock appreciation rights and any other awards under the 2004 Equity Incentive Plan granted on or after September 12, 2013 or granted to NEOs in 2013, however, will become vested and exercisable and any restrictions thereupon will lapse upon a change in control only upon a termination of a grantee’s service by Gentiva other than for cause or by the grantee for “good reason” that occurs on or within two years after a change in control.

A change in control would generally occur if:

•	any person or group acquires beneficial ownership of at least 25% of the total voting power of our stock;

•	our directors or individuals approved by at least two-thirds of our existing Board of Directors cease to constitute a majority of our Board of Directors;

•	a majority of the nominees fail to be elected to our Board of Directors at a shareholders’ meeting;

•

we liquidate, or consummate a merger or consolidation, and either we are not the continuing or surviving company or our shares are converted to cash, securities or property, except where our shareholders continue to hold at least a majority of the resulting entity or our directors continue to constitute a majority of the board of directors of the resulting entity; or

•	we sell or otherwise dispose of substantially all of our assets.

Thereafter, all awards are subject to the terms of any agreement effecting the change of control, which agreement may provide, without limitation, that in lieu of continuing the awards, each stock option and stock appreciation right outstanding under the Equity Plan will terminate within a specified number of days after notice to the participant, and that the participant will receive, with respect to each share of common stock subject to such stock option or stock appreciation right, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such change of control over the exercise price (or base value) per share underlying such stock option or stock appreciation right with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the committee, in its discretion, determines.

DIRECTOR COMPENSATION

The table below sets forth the compensation of our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert S. Forman, Jr.	$98,500	$120,133	—	—	—	—	$218,633
Victor F. Ganzi	$116,000	$120,133	—	—	—	—	$236,133
R. Steven Hicks	$29,167	$46,043	—	—	—	—	$75,210
Philip R. Lochner, Jr.	$91,250	$120,133	—	—	—	—	$211,383
Stuart Olsten	$78,500	$120,133	—	—	—	—	$198,633
Sheldon M. Retchin	$83,250	$120,133	—	—	—	—	$203,383
Raymond S. Troubh	$74,750	$120,133	—	—	—	—	$194,883

(1)	Includes retainer and meeting fees earned or paid during 2013.
(2)	The grant date fair values, determined in accordance with FASB ASC Topic 718, of the quarterly director deferred stock unit awards made in 2013 were:

Grant Date	Fair Value $ Per Unit	Deferred Stock Units Granted Per Director	Grant Date Fair Value of Award	Notes
3/1/13	10.500	2,734	$28,707
6/1/13	10.600	2,970	$31,482
9/1/13	11.700	2,445	$28,607
10/18/13	12.005	1,225	$14,706	This pro rata award was granted to Mr. Hicks upon his appointment.
12/1/13	12.480	2,511	$31,337

Assumptions used in the calculation of the values of the stock award are included in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 except that, as required by the Securities and Exchange Commission regulations, the amounts in the table above do not reflect any assumed forfeitures.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual retainer fee of $50,000 payable in cash. Any non-employee director who serves as chairperson of a committee of the Board of Directors receives an additional $10,000 annually for acting as chairperson, except that the chairperson of the Audit Committee receives $20,000 annually. The Lead Director receives an additional $20,000 annually. Non-employee directors also receive $2,000 for each Board of Directors or committee meeting they attend, or $750 if attendance is at a meeting held by telephone. Non-employee directors who participate in business updates conducted by management also receive $750 for each update.

Pursuant to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, each non-employee director also receives an annual retainer in the form of a deferred stock unit award valued at $120,000, which is credited quarterly to a bookkeeping account for the non-employee director. The number of deferred stock units credited to each director’s account quarterly is calculated by dividing $30,000 by the average closing price of a share of our common stock on NASDAQ for the ten trading days preceding the quarterly calculation dates, which are March 1, June 1, September 1 and December 1. Upon termination of service on the Board of Directors, the director is entitled to receive a number of shares of our common stock equal to the number of deferred stock units then credited to the director’s account. The shares underlying the deferred stock units cannot be sold by the directors until termination of their directorship.

Any director who is also an employee does not receive any additional compensation for serving on our Board of Directors. However, all directors, regardless of whether or not they are our employees, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Stock Ownership Guidelines

On July 26, 2012, the Board of Directors adopted stock ownership guidelines for our directors. Pursuant to the guidelines, which are contained in our Corporate Governance Guidelines, the directors are encouraged to own shares of our stock with a value not less than five times the annual cash retainer.

For purposes of the guidelines, ownership is defined as directly holding shares of our common stock, deferred stock units (post-tax) and restricted stock shares (post-tax) or indirectly holding shares of the Company’s common stock, deferred stock units (post-tax) and restricted shares (post-tax) in a revocable trust of which the director is sole grantor, trustee and beneficiary. The director is not credited with ownership of stock options (whether vested or unvested).

Directors who were members of our Board of Directors on July 26, 2012 will have five years from such date to achieve the ownership goal, and any director who became or becomes a member after such date will have five years from the date of Board appointment to meet the goal. In addition, pursuant to our Stock & Deferred Compensation Plan for Non-Employee Directors, non-employee directors receive stock based compensation which they are required to hold as long as they serve on our Board of Directors. Stock received under the plan counts towards the minimum ownership requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans as of December 31, 2013:

	(a)	(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	4,338,365	$15.40	(3)	4,124,917
Equity compensation plans not approved by security holders	—	—		—

Total	4,338,365	$15.40	(3)	4,124,917

(1)	Consists of securities to be issued upon exercise of outstanding stock options under the 2004 Equity Incentive Plan (4,005,589) and outstanding stock units under the Stock & Deferred Compensation Plan for Non-Employee Directors (332,776).
(2)	Consists of securities available for future issuance under 2004 Equity Incentive Plan (1,850,597), Employee Stock Purchase Plan (2,067,483) and Stock & Deferred Compensation Plan for Non-Employee Directors (206,837).

(3)	The outstanding stock options under the 2004 Equity Incentive Plan have a weighted-average exercise price of $15.40. The outstanding stock units under the Stock & Deferred Compensation Plan for Non-Employee Directors do not have an exercise price and are not reflected in this weighted-average exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 18, 2013, we completed the acquisition of Harden Healthcare Holdings, Inc., a provider of home health, hospice and community care services primarily in the southwestern United States, for approximately $365.0 million in cash, $53.8 million in shares of our common stock and additional contingent consideration of $9.5 million, recorded at estimated fair value of approximately $8.1 million. Under the terms of the related Agreement and Plan of Merger dated as of September 18, 2013 (“Merger Agreement”), R. Steven Hicks, one of the Harden selling stockholders and one of our directors, received 481,288 shares of our common stock. In addition, five trusts, of which Mr. Hicks was trustee, received an aggregate of 484,715 shares of our common stock, and two entities, of which one Mr. Hicks was the managing member and of which the other Mr. Hicks was managing partner of its general partner, received an aggregate of 1,955,905 shares of our common stock. Mr. Hicks, the five trusts (in the aggregate) and the two entities (in the aggregate) also received approximately $0.89 million, $0.89 million and $3.6 million, respectively, in cash consideration pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, Mr. Hicks serves as “Stockholder Representative” of the former Harden securityholders who are signatory to the Merger Agreement. In that capacity, Mr. Hicks is responsible for representing the interests of the former securityholders under the Merger Agreement, including in respect of any indemnity claims that may arise.

In connection with our acquisition of Harden Healthcare Holdings, effective October 18, 2013, we entered into a Stockholders’ Agreement among the Harden sellers and R. Steven Hicks, one of our directors, pursuant to which our Board of Directors agreed to appoint Mr. Hicks to serve on the Board of Directors as its Vice Chairman and to nominate Mr. Hicks for election at the Annual Meeting. Pursuant to the Stockholders’ Agreement, we also (i) agreed to file, not later than 30 days following the closing date, a shelf registration statement on Form S-3 registering the resale of 4,812,407 shares of our common stock issued to the Harden sellers in connection with the acquisition and (ii) granted the Harden sellers certain piggyback registration rights, subject to customary cutback provisions. In November 2013, we filed the shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission in December 2013.

On October 18, 2013, we also entered into a five-year Consulting Agreement with Capstar Partners, LLC (“Capstar”), a Texas limited partnership of which Mr. Hicks has been Chairman since 2000, pursuant to which Capstar will provide us with certain transitional, strategic or commercial matters, including assistance with the development and maintenance of relationships with key customers and third party payors. Pursuant to the Consulting Agreement, we have agreed to pay Capstar an amount equal to $1.0 million per year, commencing January 1, 2014, if the reimbursement rate for certain healthcare services in the State of Texas exceeds a specified base reimbursement rate. If for any reason such reimbursement rate fails to exceed the specified base reimbursement rate, Capstar will not be entitled to any payment under the Consulting Agreement for such year. In addition, on October 18, 2013, we entered into an agreement pursuant to which Capstar Investment Partners, L.P., a Texas limited partnership in which Mr. Hicks has an indirect material interest (“Capstar L.P.”), agreed to terminate a certain sublease agreement in connection with our acquisition of Harden. Under the agreement, we agreed to pay Capstar L.P., for each of five calendar years commencing January 1, 2014, an amount equal to either (i) $750,000 if the reimbursement rate for certain healthcare services in the State of Texas exceeds the specified base reimbursement rate for such year and (ii) $0 if such reimbursement rate fails to exceed the specified base reimbursement rate for such year. Effective December 31, 2013, Capstar L.P. assigned its right under the sublease termination agreement to Capstar. Although our policies did not require that our Audit Committee pre-approve the transactions as Mr. Hicks was not a director prior to the acquisition of Harden, the transactions were reviewed by our Board of Directors prior to closing.

We have entered into indemnification agreements with each of our directors and officers. The form of such indemnification agreement has been filed with the SEC. These agreements provide that we indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, advance their expenses incurred as a result of a proceeding as to which they may be indemnified and cover such persons under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. The indemnification agreements exclude the following from indemnification:

•	remuneration provided in violation of law;

•	liability under section 16(b) of the Exchange Act;

•	any proceeding for which the Board of Directors (or any committee thereof) has determined, prior to the date of the indemnification agreement, that the indemnitee is not entitled to indemnification;

•	any amounts paid in settlement of any proceeding effected without our written consent; and

•

except in limited circumstances, proceedings or claims initiated or brought by the indemnitee against us or our current or former directors, officers, employees or other agents and not by way of defense.

The rights to indemnification and advancement of expenses remain in effect during the period of service and continue indefinitely thereafter with respect to possible claims as they relate to the service as a director or officer. We are obligated to require any possible successor to expressly assume the terms of the indemnification agreements.

Policies and Procedures for Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of Gentiva, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which Gentiva participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our shareholders and immediate family members of any of the above-mentioned persons. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of Gentiva. Our Audit Committee has oversight responsibility for our Code of Ethics for Senior Financial Officers and for our Code of Business Conduct and Ethics, which requires all directors, officers and employees to disclose to our Chief Compliance Officer any interest held by them in any entity doing business with us, including interests held by their immediate family members, except for ownership of less than 1% of a public corporation. In addition, all directors, officers and employees are required to disclose any other arrangements by them or their immediate family members, such as consulting or part-time employment arrangements or other dealings with entities with which we do business. Once the Chief Compliance Officer receives notice of a conflict of interest, he or she will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions, which include transactions in which any related person has a direct or indirect material interest. Copies of our Code of Ethics for Senior Financial Officers, our Code of Business Conduct and Ethics and our Audit Committee charter are available on our website at www.gentiva.com under the “Investors” section.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete Directors and Officers Questionnaires identifying any transactions with us in which the executive officer or director or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed by our General Counsel and, in consultation with our Chief Financial Officer, are brought to the attention of the Audit Committee as appropriate.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year. PricewaterhouseCoopers LLP has audited our books and records since our incorporation in 1999.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

The affirmative vote of a majority of the votes cast will be required for approval of Proposal 2. A “majority of the votes cast” means that the number of votes cast “for” the proposal exceeds the number of votes cast “against.” Votes cast excludes abstentions and any “broker non-votes” with respect to the proposal. If Proposal 2 is not approved, the Audit Committee will reconsider its selection.

The Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year.

Fees Billed by PricewaterhouseCoopers LLP

Fees, which include related “out of pocket costs,” billed to us by PricewaterhouseCoopers LLP for services rendered during fiscal years 2013 and 2012 were as follows:

Fee Category	2013	2012
Audit Fees	$925,850	$882,700
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	170,000	60,000

Total	$1,095,850	$942,700

Audit Fees for 2013 and 2012 related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting, as well as review of financial statements included in our quarterly reports on Form 10-Q. All Other Fees in 2013 related to due diligence associated with the Harden Healthcare acquisition and in 2012 related to assistance with new Securities and Exchange Commission filing formats.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal 2013 services provided by PricewaterhouseCoopers LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE REPORT

In accordance with its charter, the Audit Committee assisted the Board of Directors in fulfilling its oversight responsibility relating to the integrity of our financial statements and monitoring our accounting, auditing and financial reporting practices and compliance by us with legal and regulatory requirements. Our management has the primary responsibility for our financial reporting process, principles and internal controls as well as preparation of our financial statements. In addition, the Audit Committee selected PricewaterhouseCoopers LLP to be the independent registered public accounting firm to audit the consolidated financial statements of Gentiva and its subsidiaries. Our independent auditors are responsible for performing an audit of such financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed this information with PricewaterhouseCoopers LLP. The Audit Committee has also discussed with management and with PricewaterhouseCoopers LLP the quality and adequacy of our critical accounting principles, internal control over financial reporting and the internal audit and compliance functions, organization, responsibilities, budget and staffing. The Audit Committee has also reviewed with PricewaterhouseCoopers LLP, our internal auditors and our Chief Compliance Officer their audit and compliance plans, scope and identification of audit risks.

The discussions with PricewaterhouseCoopers LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Gentiva and its subsidiaries and its internal control over financial reporting with management and with PricewaterhouseCoopers LLP. Based on all of the foregoing reviews and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert S. Forman, Jr., Chairman

Victor F. Ganzi

Stuart Olsten

Raymond S. Troubh

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In connection with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 15 above), the compensation tables (beginning on page 36 above), and the accompanying narrative as presented in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program has been effective in aligning the interests of shareholders and executives, incentivizing the accomplishment of corporate goals, and attracting and retaining talented executives. In deciding how to vote on this Say-on-Pay proposal, please consider that we take into account the following factors regarding developing and overseeing our compensation program, which are described in detail in this proxy statement under the heading “Executive Compensation—Compensation Discussion and Analysis”:

•	Enhancing shareholder value by focusing our executives’ efforts on the specific performance metrics that help drive shareholder value;

•	Targeting total compensation opportunities near the size-adjusted 50th percentile of our compensation peer group;

•	Attracting, motivating and retaining executive talent willing to commit to long-term shareholder value creation;

•	Aligning executive decision making with our business strategy and goal setting; and

•	Reflecting industry standards, offering competitive total compensation opportunities and balancing the need for talent with reasonable compensation expense.

Our Board of Directors, therefore, urges you to approve the compensation of our named executive officers by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this proxy statement.”

Vote Required

The affirmative vote of a majority of the votes cast will be required to approve the resolution. A “majority of the votes cast” means that the number of votes cast “for” the resolution exceeds the number of votes cast “against.” Votes cast excludes abstentions and any “broker non-votes” with respect to the resolution.

As an advisory vote, this Say-on-Pay proposal is not binding. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding Gentiva’s named executive officers. The Board of Directors has made a determination to provide for annual say-on-pay advisory votes, and accordingly, unless modified, the next say-on-pay advisory vote will be held at our 2015 Annual Meeting of Shareholders.

The Board of Directors and the Compensation Committee recommend that you vote FOR the approval of the compensation of our named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules thereunder require our directors and officers and persons who beneficially own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of copies of reports furnished to us and upon representations made by such persons, we believe that during the fiscal year ended December 31, 2013, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proposals of shareholders intended for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting of Shareholders must be received in writing by November 25, 2014 at the Office of Secretary at our principal executive offices located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. In addition, notice of any proposal that a shareholder desires to propose for consideration at the 2015 Annual Meeting of Shareholders must contain information as specified in our By-Laws and must be received in writing by us at the above address on or after January 7, 2015 and on or before February 6, 2015. In order for proposals of stockholders to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary at the address above by February 6, 2015.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for our last fiscal year is available without charge to shareholders upon written request to John N. Camperlengo, Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. The Annual Report on Form 10-K is also available online at the “Investors” section of our website at www.gentiva.com.

We will pay the cost of soliciting proxies in the accompanying proxy form. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be $7,000, plus reimbursement for out-of-pocket expenses. Except for this fee, we do not expect to pay any other fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Gentiva, who will not receive any additional compensation for any such solicitation activities.

The Board of Directors knows of no other matters that may come before the meeting. If any other matters should be brought before the meeting for action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to authority conferred by the proxy.

By Order of the Board of Directors

John N. Camperlengo
Senior Vice President, General Counsel and Secretary

Dated: March 25, 2014

Atlanta, Georgia

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
01 Robert S. Forman, Jr. 02 Victor F. Ganzi 03 R. Steven Hicks 04 Philip R. Lochner, Jr. 05 Stuart Olsten 06 Sheldon M. Retchin 07 Tony Strange 08 Raymond S. Troubh 09 Rodney D. Windley	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote
				FOR proposals 2 and 3.		For	Against	Abstain
				2	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

				3	Approval, by non-binding advisory vote, of compensation of Company’s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

GENTIVA HEALTH SERVICES, INC. Proxy Solicited on Behalf of the Board of Directors For the Annual Meeting of Shareholders May 7, 2014

The undersigned hereby appoints Tony Strange, Eric R. Slusser and John N. Camperlengo, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of Gentiva Health Services, Inc. (the “Company”), at its Annual Meeting of Shareholders to be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339 on Wednesday, May 7, 2014 at 8:30 a.m., and at all adjournments thereof, which the undersigned could vote, if personally present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote on the items as specified on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR APPROVAL, BY ADVISORY VOTE, OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed and dated on reverse side